EXHIBIT 4.5

Dated 3 August 2001

as amended by an Amendment Letter dated 28 March 2002,

as amended and restated by a Second Amendment Agreement on 8 April 2003

and

as amended and restated by a Deed of Amendment on 19 December 2003

ALSTOM

as Borrower

BNP PARIBAS

CITIBANK INTERNATIONAL plc

and

HSBC INVESTMENT BANK plc

as Arrangers

THE BANKS NAMED HEREIN

and

BNP PARIBAS

as Agent

€721,500,000 MULTICURRENCY

REVOLVING CREDIT AGREEMENT

(originally €1,110,000,000)

Page I

Page II

THIS AGREEMENT is made on 3 August 2001 as amended by Amendment Letter of 28 March 2002, as amended and restated by Second Amendment Agreement on 8 April 2003 and as amended and restated Deed of Amendment on 19 December 2003

BETWEEN:

(1)	ALSTOM (the Borrower)

(2)	BNP PARIBAS, CITIBANK INTERNATIONAL plc and HSBC INVESTMENT BANK plc as arrangers (the Arrangers);

(3)	THE BANKS AND FINANCIAL INSTITUTIONS listed as “Banks” on the signature pages of this Agreement (together with the Arrangers, the Banks); and

(4)	BNP PARIBAS as agent for the Banks (the Agent).

BACKGROUND:

As a result of arrangements by the Arrangers, the Banks are willing to continue to make available to the Borrower a euro revolving credit facility of up to €721,500,000 with a multicurrency option.

IT IS AGREED as follows:

1.	INTERPRETATION

1.1 Definitions: In this Agreement, except to the extent that the context requires otherwise:

Advance means an advance made or to be made by the Banks under this Agreement under Tranche B, or, as the case may be, the outstanding principal amount of any such advance;

Affiliate means, in respect of any Person, any Subsidiary or holding company of that Person, or any Subsidiary of any such holding company, or any other Person in which that Person or any such holding company or Subsidiary owns at least 20% of the share capital or the like;

Agency means, in respect of a state, any agency, authority, central bank, department, government, legislature, minister, ministry, official or public or statutory Person (whether autonomous or not) of, or of the government of, that state or any political sub-division therein or thereof;

Amendment Agreements means the Amendment Letter, the Second Amendment Agreement and the Deed of Amendment;

Amendment Letter means the letter of 28 March 2002 from the Agent to the Borrower relating to this Agreement and amending certain financial ratios herein;

Applicable Accounting Principles means those accounting principles, standards and practices generally accepted in France on which the preparation of the audited consolidated accounts of the Borrower and the Consolidated Group as at 31 March 2003 and for the twelve month period ended on that date was based and those accounting policies which were used in the preparation of those accounts;

Auditors means Barbier Frinaut et Associés and Deloitte & Touche or any other firm of independent public accountants of international standing which may be appointed as its auditors from time to time by the Borrower;

Authorised Signatory means any of Philippe Jaffré, Marc Haestier, Olivier Klaric, Laurence Le Masne or Pierre-Jean Bosio or any other person of similar status nominated by the Borrower and approved by the Agent (such approval not to be unreasonably withheld or delayed);

Available Commitment means, in relation to a Bank, its Tranche B Available Commitment;

Billets de Trésorerie means the billets de trésorerie issued or to be issued by the Borrower pursuant to article 2.5 of the Protocol and which are for the time being outstanding;

Bonding Guarantee Facility Agreement means the €3,500,000,000 bonding guarantee facility agreement dated 29 August 2003 between, inter alios, ALSTOM Holdings, HSBC Bank plc as agent and the banks a named in that agreement, as amended by a deed of amendment dated 1 October 2003 and, as the case may be, by a deed of amendment to be dated on or about January 2004;

Bonds means the €550,000,000 bonds of the Borrower maturing in February 2004 listed on the Luxembourg Stock Exchange;

Business Day means a day (other than Saturday or Sunday) on which:

(a)	banks are open for business generally in London and Paris;

(b)	in relation to any payment in euro to be made on that day, any TARGET Day; and

(c)	in relation to any payment in an Optional Currency to be made on that day, banks are open for business in the Place of Payment of each currency concerned;

Cash Equivalent means any demand or time deposits and certificates of deposit of any credit institution whose short-term unsecured, unguaranteed debt obligations are rated at least P-1 by Moody’s or A-1 by S&P;

Commitments means, in relation to any Bank, its Tranche B Commitment;

Consolidated Group means, at any particular time, the Borrower and all its consolidated Subsidiaries (and member of the Consolidated Group shall be construed accordingly);

Consolidated Net Financial Expense means, with respect to the financial covenant contained in Clause 19.6(a) (Interest Coverage) at any time, interest expense plus securitisation expenses less interest income, as shown in the Latest Financial Statements at such time;

Consolidated Net Worth means, with respect to the financial covenant contained in Clause 19.6(b) (Consolidated Net Worth) at any time, the aggregate of:

(a)	paid-up share capital (including the ORA and share capital arising from any share capital increase after the date of the Subordinated Debt Facility Agreement) plus additional paid-in capital plus reserves, cumulative translation adjustments and net income; and

(b)	minority interests excluding any dividend or other distribution declared or made by the Borrower or (except insofar as attributable to the Borrower) any Subsidiary of the Borrower out of profit earned up to and including the date of the relevant consolidated balance sheet to the extent such distribution is not provided for in such balance sheet, all as shown in the Latest Financial Statements at such time;

Deed of Amendment means the deed of amendment in respect of this Agreement dated 19 December 2003;

Default Interest Period means a period by reference to which interest is calculated on an overdue sum;

Directive means any present or future directive, regulation, request, requirement, rule or credit restraint programme of the European Union, of any Agency of any state or of any self-regulating organisation (whether or not having the force of law but, if not having the force of law, only if compliance with the Directive is in accordance with the general practice of Persons to whom the Directive is intended to apply);

Disposal means a sale, granting of a lease or making of an assignment, conveyance, transfer or gift or the disposal of any form of ownership, title, estate or interest (including, without limitation, by way of securitisation, sale and leaseback and/or sub participation) and Dispose has the corresponding meaning;

Early Repayment Event means one of the events mentioned in Clause 20.2;

EBIT means EBIT as shown on the Latest Financial Statements;

EBITDA means, with respect to the financial covenants contained in Clauses 19.6(a) (Interest Cover), 19.6(d) (Total Net Debt Leverage) and 19.6(e) (Minimum EBITDA) at any time and for an applicable period on a consolidated basis, EBIT plus depreciation and amortisation as set out in the Borrower’s cash flow statements less goodwill amortisation and less capital gains on disposal of investments, in each case as shown in the Latest Financial Statements at such time;

Environmental Authorisations means all authorisations necessary under Environmental Law for the carrying out of the business of the Group and the operation and maintenance of the Assets of the Group;

Environmental Law means any law, Directive or any Consent in force from time to time relating to:

(a)	the carrying out of any activity, the existence of any condition or other phenomenon or the occurrence of any event which has or could have a detrimental impact on the environment or could harm any physical entity whether living or not or impair the well-being or normal functioning of any physical entity which could reasonably be expected to be affected and which in any such case has as a purpose or effect the protection or enhancement of the environment generally or in a particular locality;

(b)	the control of waste;

(c)	contaminated land or water; or

(d)	air emissions;

EONIA means, in relation to any Default Interest Period:

(a)	the rate per annum which appears on page 247 (or any replacement for that page) of the Telerate screen (or such other service as may replace it for the purposes of displaying overnight rates calculated by the European Central Bank); or

(b)	if no such rate appears on the Telerate screen (or such other service as the case may be), the arithmetic mean (rounded upwards to four decimal places) of the rates, as supplied to the Agent at its request, quoted by the Reference Banks to leading banks in the Inter-bank Market, at or about 11:00 a.m. Paris time on the applicable Rate Fixing Day for the offering of overnight deposits in euro;

EURIBOR means, in relation to any Term or Default Interest Period:

(a)	the rate per annum which appears on page 248 (or any replacement for that page) on the Telerate screen (or such other service as may replace it for the purpose of displaying the percentage rate per annum determined by the Banking Federation of the European Union for deposits in euro); or

(b)

if no such rate appears on the Telerate screen (or such other service as the case may be), the arithmetic mean (rounded upward to four decimal places) of the rates, as supplied to the Agent at its request, quoted by the Reference Banks to leading banks in the Inter-bank Market, at or about 11:00 a.m. Brussels time (in the case of (a) above) or Paris time (in the case of (b) above) on the applicable Rate Fixing Day for the offering of deposits in euro for the same period as the relevant Term or Default Interest Period (or, if the periods are not the same, such period, if any, as the Agent determines to be substantially the same);

Euro Amount means, in relation to an Advance:

if the notice requesting that Advance requested that it be denominated in euro, the amount specified in that notice or

(a)	if the notice requesting that Advance requested that it be denominated in an Optional Currency, the euro equivalent (calculated as at or about the Specified Time) of the amount specified in that notice; and

(b)	except that, if all or part of that Advance is not made or is repaid or prepaid, the Euro Amount of that Advance shall be correspondingly reduced.

Any reference to the Euro Amount of a prepayment or a Bank’s Outstandings shall be construed accordingly;

euro, EUR or € means the single currency of the Participating Member States;

Event of Default means one of the events mentioned in Clause 20.1 (Events of Default);

Excluded Default means any actual or potential default, event of default or the like (howsoever described) under an agreement described in Schedule 13 and which results from and would not have occurred but for a circumstance or event which has occurred prior to, and is subsisting on, the date of the Subordinated Debt Facility Agreement and is listed in relation to that agreement in Schedule 13. However, any such actual or potential default, event of default or the like (howsoever described) shall cease to be an Excluded Default if any Person or group of Persons so entitled declares due and payable or puts on demand or accelerates any Indebtedness of the Borrower or any member of the Group, or cancels or suspends any commitment under any agreement to which the Borrower or any member of the Group is a party;

Extended Facilities means the credit facilities provided under the Extended Facility Agreements;

Extended Facility Agreements means the €400,000,000 revolving credit agreement dated 28 March 2002 between, inter alios, the Borrower, BNP Paribas as agent and the banks named therein, the €50,000,000 bilateral credit agreement dated 30 April 2002 between the Borrower and BNP Paribas and the €25,000,000 credit agreement dated 23 April 2002 between the Borrower and JPMorgan Chase Bank, Paris Branch in each case, as amended by an amendment agreement dated 25 March 2003 and by a second amendment agreement dated 3 July 2003;

Extended Facilities Discharge Date means the date on which there is an irrevocable and unconditional payment or discharge in respect of the aggregate of all moneys and other liabilities then due or owing by the Borrower pursuant to the terms of the Extended Facility Agreements but in any event no later than 21 January 2004;

Facility has the meaning ascribed to it in Clause 2.1;

Facility Office means, in relation to a Bank at any particular time, the office through which it is then acting for the purpose of this Agreement;

Final Maturity Date means the Tranche B Maturity Date;

Financial Commitments means any Indebtedness granted at any time including for or in respect of (a) money borrowed or raised (whether or not for cash) by whatever means, including the ORA, the TSDD, the TSDDRA, the Subordinated Debt Facility Agreement, bonds (but excluding, for the avoidance of doubt, any bonding guarantees provided in the ordinary course of business save with respect to any indemnity or counter-indemnity obligations of the Borrower to any provider of such bonding guarantees contained in a bonding guarantee facility agreement to the extent that payment has been made by the guarantor thereunder), notes and other debt instruments issued, other financial debts and bank overdrafts, acceptances, discounting, factoring, financial leases, hire purchase, sale-and-lease back, securitisation transactions, sale-and-repurchase and any form of off-balance sheet financing, (b) the deferred purchase price of Assets or services (other than goods or services obtained on normal commercial terms in the ordinary course of trading), (c) for the purposes of Clause 20.1(d) (Cross Default) only, any amounts due and payable under derivatives or hedging instruments, or (d) any Guarantee in respect of any Indebtedness falling within (a), (b) or (c) above;

G7 Banks means BNP Paribas, CCF, CDC Finance - CDC IXIS, Crédit Agricole Indosuez, Crédit Industriel et Commercial, Crédit Lyonnais, Natexis Banques Populaires, and Société Générale;

Group means at any particular time, the Borrower and its Subsidiaries;

Group Guarantee means a Guarantee from any member of the Consolidated Group or a Subsidiary or an Affiliate of such a member (other than an SPP described in paragraph (i) of the definition of “Project Finance Indebtedness”);

Indebtedness means, with respect to any Person (the Relevant Person), any obligation (whether present or future, actual or contingent, secured or unsecured, as principal, surety or otherwise) (a) of such Relevant Person for the payment or repayment of money, or (b) of any other Person for the payment or repayment of money secured by Security on Assets of the Relevant Person, whether or not the Relevant Person is primarily liable in respect of any obligation so secured;

Information Package means:

(a)	the Borrower’s annual report and audited financial statements in respect of the financial year ended on 31 March 2003 as approved by a shareholders meeting held on 2 July 2003 and its annual report Form 20-F as filed with the Securities and Exchange Commission;

(b)	the Borrower’s semi-annual financial statements in respect of the six months ended on 30 September 2003;

(c)	the minutes relating to a shareholders meeting held on 2 July 2003 together with all documents supplied to the shareholders at, or in connection with, that meeting;

(d)	the Borrower’s announcements of 6 August 2003 and 22 September 2003 in respect of its financial restructuring;

(e)	the Protocol;

(f)	the slide presentations made by the Borrower to the Banks on 2 August 2003 and 20 September 2003;

(g)	the October Liquidity Plan;

(h)	the Litigation Report; and

(i)	the T&D Letter;

Insolvency Proceeding means, in respect of any Person, such Person enters into a règlement amiable or liquidation or any other arrangements or composition with its creditors or such Person is in a situation of cessation des paiements or a judgement is given for a liquidation judiciaire, redressement judiciaire or a plan cession in respect of its business or such Person is subject to any similar proceedings under the law of any jurisdiction in which that Person is incorporated, domiciled or resident or carries on business or has assets;

Intellectual Property means patents and patent applications, trade and service marks and applications (and goodwill associated with such applications), brand and trade names, copyrights and rights in the nature of copyright, design rights, registered designs and applications for registered designs, trade secrets, know-how and all other intellectual property rights throughout the world and all rights under any agreements relating to the use or exploitation of such rights;

Inter-bank Market means:

(a)	in the case of euros, the European inter-bank market, and

(b)	in any other case, the London inter-bank market

Investment Grade means, in respect of any Person, that its long term unsecured, unsubordinated debt has been assigned a credit rating of at least Baa3 by Moody’s or BBB- by S&P;

Investments means (i) any debt securities issued by the governments of any member state of the European Union, Switzerland or the United States, or (ii) any debt securities maturing not more than one year after the date of acquisition, issued by any commercial banking institution or any company (other than a Subsidiary of the Borrower) organised under the laws of any of the countries referred to above and whose short term debt rating, as at the time of any investment, is at least P-1 or A-1 according to Moody’s or S&P, respectively, or any successor thereto;

Latest Financial Statements means the Original Financial Statements or, if applicable, the financial statements and accounts of the Consolidated Group most recently delivered to the Agent pursuant to Clauses 18.2 (Audited Accounts) and 18.3 (Semi-Annual Information);

LIBOR means, in respect of any Term or Default Interest Period and in respect of any currency (other than euro), the rate which is quoted for that Term or Default Interest Period on the relevant page on the Telerate screen (or such other service as may replace it for the purpose of displaying London inter-bank offered rates of leading reference banks for deposits in the relevant currency) as of 11:00 a.m. on the Rate Fixing Day as being the interest rate offered in the London inter-bank market for deposits in the relevant currency for the same period as the relevant Term or Default Interest Period (or, if the periods are not the same, such period, if any, as the Agent determines to be substantially the same) but:

(a)	if the offered rate so appearing is replaced by the corresponding rates of more than one bank, the rate shall be the arithmetic mean (rounded, if necessary, to four decimal places) of the respective rates so appearing; and

(b)	if for any other reason such offered rate does not so appear, or if the relevant page is unavailable, the rate shall be the arithmetic mean (rounded as mentioned above) of the respective rates (as quoted to the Agent at its request) at which each Reference Bank is offering deposits in the relevant currency for the relevant Term or Default Interest Period to leading banks in the London inter-bank market at or about 11:00 a.m. on the Rate Fixing Day for that Term or Default Interest Period.

Until replaced, the relevant Telerate screen pages are “3750” or “3740” as appropriate, depending on the particular currency, or, in the case of a currency the rate for which is not shown on pages 3750 or 3740, such other page as is notified by the Agent to the Borrower before the relevant Advance is made in that particular currency;

Liquidity Plan means any liquidity plan certified by the Chief Financial Officer of the Borrower updating the October Liquidity Plan;

Litigation Report means the internal annual litigation report of the Borrower prepared in the context of the disclosures made in the Borrower’s annual accounts, as well as its subsequent updates provided to the Agent and the Banks pursuant hereto;

Majority Banks means Banks whose Commitments together exceed 66 2/3% of the Total Commitments or, once the Commitments equal zero, Banks the Euro Amounts of whose Outstandings together exceed 66 2/3% of the Euro Amount of the total Outstandings;

Mandatory Costs means, in relation to any Term or Default Interest Period (or part of a Term or Default Interest Period) relating to any Bank’s share of an Advance or overdue sum, the percentage rate per annum determined by that Bank in accordance with Schedule 8;

Margin means in respect of a Tranche B Advance, 2.00% per annum.

Material Adverse Effect means any event or circumstance which has a material adverse effect (a) on the financial condition or business of the Borrower or the Group taken as a whole, or (b) on the ability of the Borrower to perform and comply with its obligations under this Agreement;

Material Subsidiary means, at any time, any Subsidiary of the Borrower which is named in the list of Subsidiaries set out in Schedule 9 (List of Material Subsidiaries) (including ALSTOM Holdings) or in any such revised list as shall be provided by the Borrower to the Agent together with its annual consolidated accounts and semi-annual and quarterly financial information specified in Clause 18.9 (Material Subsidiaries), provided that a Subsidiary shall in all cases be a Material Subsidiary if:

(a)	it represents 5% or more of the consolidated revenues of the Group calculated, by reference to such consolidated accounts of the Borrower and the accounts of each Subsidiary for the period covered by such consolidated accounts of the Borrower or, if not available, the closest period thereto; or

(b)	it controls directly or indirectly, alone or with other members of the Group, a Material Subsidiary,

provided that all Material Subsidiaries shall represent in aggregate not less than 70% of the consolidated revenues of the Group for the period in respect of which such accounts were prepared or financial information relates, as the case may be;

Moody’s means Moody’s Investors Services;

Net	Cash Proceeds means the cash proceeds from the disposal of assets, having deducted, for the avoidance of doubt:

(a)	the tax liability arising from such disposal;

(b)	the reasonable costs, commissions and expenses incurred in relation to such disposal; and

(c)	any Indebtedness of a Subsidiary related to such disposal under any Financial Commitments which are either transferred or required to be repaid in order to effect such disposal;

New Bank means a bank or financial institution to which a Bank seeks to novate (or, as the case may be, has novated) all or part of its rights and/or obligations in accordance with Clause 27.3;

Novation Notice means a notice substantially in the form set out in Schedule 5;

October Liquidity Plan means the three year liquidity plan updating the Liquidity Plan referred to as “W10” attached to the PwC Report dated 13 November 2003 and delivered to the Banks on or prior to the date of the Deed of Amendment, a copy of which is initialled by the Borrower for identification purposes;

Optional Currency means U.S. dollars, Sterling and any other currency which is freely transferable and freely convertible into euro in international foreign exchange markets and which the Borrower and the Agent (acting on the instruction of all of the Banks) may from time to time agree;

ORA means the issue of obligations remboursables en actions referred to, and on the terms set out, in article 3.4 of the Protocol in an amount not less than €900,000,000;

Original Financial Statements means the audited consolidated financial statements of the Consolidated Group for the period of 12 months ending 31 March 2003;

Outstandings means, in relation to a Bank at any particular time, the aggregate principal amount of its share of all (if any) Advances outstanding at that time;

Participating Member States means the member states of the European Union participating in Economic and Monetary Union as contemplated in the Treaty of Rome of 25 March 1957 establishing the European Community, as amended by the Maastricht Treaty on European Union (which was signed in Maastricht on 7 February 1992 and came into force on 1 November 1993) and by the Treaty of Amsterdam (signed in Amsterdam on 2 October 1997), as further amended from time to time;

Place of Payment means the principal financial centre of the country of the currency to be paid (or, if there is more than one such centre, one of those centres as selected by the Agent);

Potential Event of Default means any event or circumstance which, if it continued after the giving of any notice, the expiry of any grace period, and/or (as the case may be) the making of any determination by the Majority Banks, provided for in Clause 20.1 (Events of Default), would become an Event of Default;

Project Finance Indebtedness means any Indebtedness to finance the ownership, acquisition, development, operation or maintenance of an asset or business (a Project):

(a)	(i) which is incurred by a single purpose Person (SPP) (whether or not any such SPP is a member of the Consolidated Group or a Subsidiary or an Affiliate of such a member) and:

(A)	whose principal Assets and business are constituted by the ownership, acquisition, development, operation or maintenance of the Project, either directly or indirectly through one or more other SPPs incorporated solely for the purposes of, and whose assets and business are constituted by, the ownership, acquisition, development, operation or maintenance of the Project (each, together with the relevant borrower, a Project Entity); and

(B)	whose liabilities in respect of the Indebtedness concerned are not directly or indirectly the subject of a Group Guarantee (other than as provided in (ii) below); and

(ii)	in respect of which the Person(s) making or making available such Indebtedness (the Project Finance Bank) has no recourse to any member of the Consolidated Group or a Subsidiary or an Affiliate of such a member (other than the SPP described in paragraph (i) above) for the repayment or payment of any sum relating to such Indebtedness other than recourse:

(A)	in respect of contributions to the equity (or equivalent) of a Project Entity;

(B)	to a Project Entity in respect of such sum being limited to the aggregate cash flow (other than historic cash flow) from the Project;

(C)	to a Project Entity for the sole purpose of enabling amounts to be claimed in respect of that Indebtedness on an enforcement of any Security given to the Project Finance Bank over the Assets constituting the Project or the income, cash flow or other proceeds deriving therefrom (or rights given by any shareholder or equivalent in a Project Entity over its shares or equity equivalent in the Project Entity) to secure that Indebtedness, provided that: (x) the extent of such recourse to a Project Entity is limited solely to the amount of any recoveries made on any such enforcement, and (y) the Project Finance Bank is not entitled, by virtue of any right or claim arising out of or in connection with such Indebtedness, to commence proceedings for the winding-up or dissolution of a Project Entity or to appoint or procure the appointment of any receiver, trustee or similar person or official in respect of a Project Entity or any of its Assets (save for the Assets which are the subject of such encumbrance);

(D)	to a Project Entity or a member of the Consolidated Group or a Subsidiary or Affiliate of such member, which recourse is limited to a claim for damages (other than liquidated damages) for breach of an obligation (not being a payment obligation or an obligation to procure payment by another or an indemnity in respect thereof or an obligation to comply or to procure compliance by another with any financial ratios or other tests of financial condition) by the Person against whom recourse is available; and/or

(E)

to any collateral or covenant to pay provided by any member of the Consolidated Group or a Subsidiary or an Affiliate of such a member in exchange for the transfer to it of Assets in the form of cash (excluding, for the avoidance of doubt, the distribution of dividends to any member of the Consolidated Group or a Subsidiary or an Affiliate of such a member) of a Project Entity provided that such collateral or covenant which is provided in exchange for such Assets does not have a value greater than the market value of such Assets at the time of transfer and provided further that if such collateral or such covenant to pay has or is capable of having a value exceeding €15 million, the Borrower shall notify the Agent promptly of the same and of the relevant Assets, provided that in no circumstances shall there be any such recourse in respect of unlimited cash flow deficiencies within the relevant Project in excess of €15,000,000 per annum; and/or

(b)	which the Majority Banks shall have agreed in writing to treat as Project Finance Indebtedness;

Protocol means the agreement entered into on 2 August 2003 between the French State, BNP Paribas, Groupe Crédit Agricole, Société Générale and the Borrower, as amended by an Avenant à l’accord du 2 août 2003 entered into on 20 September 2003 between the French State, the G7 Banks and the Borrower. For the avoidance of doubt, references herein to the Protocol shall not include any amendment or modification thereto unless agreed by the parties hereto;

PwC Report means any report prepared by PricewaterhouseCoopers in respect of the Group pursuant to Clause 18.10 (PwC Reports) and shall include, for the avoidance of doubt, the Liquidity Plan to which any such report relates;

Qualifying Bank means a Person which is entitled to any part of an Advance and any interest to be paid to it on that part of that Advance and which fulfils the conditions (other than the completion and filing of forms by such Person) imposed by French laws, taking into account, as the case may be, any applicable international treaty, in order for any sum payable by the Borrower or the Agent for the account of the Borrower not to be subject to any withholding or deduction for any taxes;

Rate Fixing Day means in relation to any Term or Default Interest Period for which an interest rate is to be determined under this Agreement in respect of an amount denominated or to be denominated in euro or an Optional Currency, the day on which quotations would ordinarily be provided in the relevant Inter-bank Market for deposits in the relevant unit for delivery on the first day of that period. If for any such period quotations would ordinarily be provided on more than one day, the Rate Fixing Day for that period shall be whichever of those days is from time to time nominated by the Agent (having regard to any convention or practice in the relevant Inter-bank Market);

Reference Banks means, subject to Clause 27.5(a), BNP Paribas, Citibank, N.A., London Branch and HSBC Bank plc, each acting through such London office as is from time to time designated by it to the Agent for this purpose provided that, in the case of Advances denominated in euro, Reference Banks shall mean BNP Paribas, Citibank International plc, Brussels Branch and HSBC Bank plc, each acting through such Paris office or Brussels office, as the case may be, as is from time to time designated by it to the Agent for this purpose;

Repayment	Date means, in relation to an Advance, the last day of its Term;

Required	Amount means:

(a)	in the case of euros, a minimum of €100 million and an integral multiple of €50 million;

(b)	in the case of an Optional Currency, the equivalent (rounded on such basis as may reasonably be determined by the Agent and notified to the Borrower) of the Required Amount for euros or any other amount agreed with the Agent;

Reservations	means generally applicable legal principles affecting creditors’ rights generally and applicable:

(a)	under French law in relation to the exercise and enforceability of rights against companies incorporated in France; or

(b)	under rules of English contract law;

S&P	means Standard & Poor’s Rating Services, a division of The McGraw Hill Companies, Inc.;

Second	Amendment Agreement means the amendment agreement in respect of this Agreement dated 8 April 2003;

Security means any mortgage, pledge, lien, hypothecation, security interest or other charge or encumbrance and any other agreement or arrangement having substantially the same economic effect (including, for the avoidance of doubt, any arrangement under which the repayment of a deposit or similar sum of money to a person depends on the performance by that person of certain payment obligations, or any similar arrangement) (and secured shall be construed accordingly);

Short-Term Investments means any short term debt securities issued by any commercial banking institution or any company (other than a Subsidiary of the Borrower) organised under the laws of any of the OECD countries and whose short term debt rating, as at the time of any investment, is at least P-1 or A-1 according to Moody’s or S&P, respectively, or any successor thereto and purchased by the Borrower as a short term placement of excess cash;

Specified Time for any action means the time and date specified in Schedule 7 (Timetables) for that action;

Sterling means the lawful currency for the time being of the United Kingdom;

Strategic Plan means the strategic plan for the Group outlined in the press release of 12 March 2003;

Subordinated Debt Facility Agreement means the EUR 1,563,399,105 Subordinated Debt Facility Agreement dated 30 September 2003 between, inter alios, the Borrower, BNP Paribas as agent, and the lenders named therein;

Subsidiary means an entity of which the Borrower has from time to time direct or indirect control (as defined in article L.233-3 of the French Commercial Code);

T&D means the project referred to as “the disposal of transmission and distribution business” in the Strategic Plan and the Protocol or such business itself, as the context may require;

T&D Letter means the letter of the Borrower dated 29 September 2003 a certified copy of which was delivered to the Agent setting out the gross proceeds, adjustment provisions, expected Net Cash Proceeds and timing of all payments to be received by the Borrower in connection with T&D;

TARGET means Trans-European Automated Real-time Gross Settlement Express Transfer payment system;

TARGET Day means any day on which TARGET is open for the settlement of payments in euro;

Tax includes any present or future tax, levy, impost, duty, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed and includes any penalty or interest payable in connection with any failure to pay or delay in paying the same;

Term means, in relation to an Advance, the period for which it is to be or, as the case may be, has been made;

Total Commitments means the aggregate of the Tranche B Commitments, being €1,110,000,000 at the date of this Agreement and €721,500,000 at the date of the Deed of Amendment;

Total Debt means, at any time, an amount equal to the aggregate of the liabilities described as “financial debt” of the Consolidated Group (including borrowings, bonds and notes issued, other financial debt and bank overdrafts and, for the avoidance of doubt, the redeemable preference shares of ALSTOM Finance Jersey Ltd. maturing on 31 March 2006, the subordinated notes issued on 29 September 2000, the TSDD and the TSDDRA but excluding the ORA) and the aggregate amount of securitised trade receivables (both existing and future and, in each case, to the extent permitted pursuant to the terms of this Agreement) net of retained interests, all as shown in the then latest monthly management accounts and/or Latest Financial Statements, as the case may be (recognising, without prejudice to the Borrower’s obligations pursuant to Clauses 18.1 (Preparation of Accounts), 18.2 (Audited Accounts) and 18.3 (Semi-Annual Information), that figures prepared with due diligence and in good faith in respect of semi annual and annual accounts may differ from the figures in the management accounts for the corresponding period);

Total Net Debt means, at any time, Total Debt less Short-Term Investments, cash and Cash Equivalents of the Consolidated Group all as shown in the then latest monthly management accounts and/or Latest Financial Statements, as the case may be (recognising that figures in respect of semi-annual and annual accounts may differ from the figures in the management accounts for the corresponding period);

Total Net Debt Leverage Ratio means a ratio the numerator of which is Total Net Debt (calculated as specified in Clause 19.6(d) (Total Net Debt Leverage)) and the denominator of which is EBITDA;

Tranche B means that portion of the facility in respect of which Advances will mature no later than the Tranche B Maturity Date;

Tranche B Amount means the total amount that may be drawn under Tranche B, which on the date of this Agreement and on the date of the Deed of Amendment is no more than €721,500,000;

Tranche B Available Amount means the total amount of the Tranche B Available Commitments;

Tranche B Available Commitment means, in relation to a Bank on any date, its Tranche B Commitment less the Euro Amount of its Tranche B Outstandings, together with that Bank’s share of any Tranche B Advances the Repayment Date of which falls on such date;

Tranche B Commitment means, in relation to a Bank and subject as provided in this Agreement, the amount set out opposite its name at the end of this Agreement under the heading “Tranche B”;

Tranche B Maturity Date means 3 August 2006;

Tranche B Outstandings means, in relation to a Bank at a particular time, the aggregate principal amount of its share of all (if any) Tranche B Advances outstanding at that time;

TSDD means the issue of titres subordonnés à durée déterminée referred to, and on the terms set out, in article 2.1 (b) of the Protocol which are to be expressed by their terms as subordinated in accordance with article L.228-97 of the French Commercial Code;

TSDDRA means the issue of titres subordonnés à durée déterminée remboursables en actions referred to, and on the terms set out, in article 2.1 (a) of the Protocol which are to be expressed by their terms as subordinated in accordance with article L.228-97 of the French Commercial Code;

Vendor Financing means the provision of financial assistance to a third party institution which finances any customer of any member of the Group;

1.2 Construction of Certain References: Except to the extent that the context requires otherwise, any reference in this Agreement to:

acting in concert in connection with a change of control has the meaning given to that term in article L.233-10 of the French Commercial Code;

this Agreement includes this Agreement, the Amendment Agreements, the fee letters referred to in Clause 10 (Fees), the Taux Effectif Global letter referred to in Clause 8.5 (Taux Effectif Global), any novation notice and any other document designated by the Agent and the Borrower, as from time to time amended, supplemented, novated, restated or replaced and any document which amends, supplements, novates, restates or replaces this Agreement, in accordance with Clause 27.3 (Banks) or 28.2 (Amendments, Waivers and Consents);

the Assets of any Person means all or any part of its business, undertaking, property, assets, revenues (including any right to receive revenues) and uncalled capital, wherever situated;

Consent also includes an approval, authorisation, exemption, filing, licence, order, permission, recording or registration (and references to obtaining Consents shall be construed accordingly);

one Person being Controlled by another means that other (whether directly or indirectly and whether by the ownership of share capital, the possession of voting power, contract or otherwise) has the power to appoint and/or remove all or the majority of the members of the Board of Directors or other governing body of that Person or otherwise controls or has the power to control the affairs and policies of that Person;

the date of this Agreement means 3 August 2001 and the date of the Deed of Amendment means 19 December 2003;

the equivalent in any currency (the first currency) of any amount in another currency (the second currency) shall be construed as a reference to the amount in the first currency which could be purchased with that amount in the second currency at the spot rate of exchange at which the Agent would have been prepared and able to purchase that amount in the first currency for the second currency in the Paris foreign exchange market for value as at the relevant time on the relevant date specified in this Agreement (or, where no such time and date is specified, for value at such time and on such date as the Agent may from time to time reasonably determine to be appropriate in the circumstances);

a Guarantee also includes an indemnity and any other obligation (whatever called) of any Person to pay, purchase, provide funds (whether by the advance of money, the purchase of or subscription for shares or other securities, the purchase of Assets or services, or otherwise) for the payment of, indemnity against the consequences of default in the payment of, or otherwise be responsible for, any Indebtedness of any other Person, including (without limitation) any cautionnement, aval or garantie which is independent from the debt to which it relates;

a law includes common or customary law and any constitution, decree, judgement, legislation, order, ordinance, regulation, statute, treaty or other legislative measure, in each case of any jurisdiction whatever (and lawful and unlawful shall be construed accordingly);

a merger includes, in respect of any company, any fusion implemented in accordance with articles L.236-1 to L.236-24 of the French Commercial Code;

any obligation of any Person under this Agreement or any other agreement or document shall be construed as a reference to an obligation expressed to be assumed by or imposed on it under this Agreement or, as the case may be, that other agreement or document (and due, owing, payable and receivable shall be similarly construed);

a Person includes any individual, company, corporation, firm, state or Agency of a state, or any grouping of two or more of the foregoing (in each case, whether or not having separate legal personality);

a reconstruction includes, in respect of any company, any contribution of part of its business in consideration of shares (apport partiel d’actifs) and any de-merger (scission) implemented in accordance with articles L.236-1 to L.236-24 of the French Commercial Code;

Tax on Overall Net Income of a Person shall be construed as a reference to Tax (other than Tax deducted or withheld from any payment) imposed on that Person by the jurisdiction in which its principal office (and/or, in the case of a Bank, its Facility Office) is located by reference to (a) the net income, profits or gains of that Person world-wide or (b) such of its net income, profits or gains as arise in or relate to that jurisdiction;

a time of the day is to London time unless otherwise stated;

trustee and fiduciary has, in each case, the meaning given to such term under any applicable law;

the Winding-up of a Person also includes the amalgamation, reconstruction, administration, dissolution, liquidation, merger or consolidation of that Person, and any equivalent or analogous procedure under the law of any jurisdiction in which that Person is incorporated, domiciled or resident or carries on business or has Assets.

1.3 Calculation of Financial Covenants: For the purposes of the covenants contained in Clauses 19.6 (Financial Covenants) and 19.7 (Restriction on Subsidiary Indebtedness), Consolidated Net Worth, Consolidated Net Financial Expense, EBIT, EBITDA, Total Debt and Total Net Debt shall be calculated and interpreted in accordance with Applicable Accounting Principles and shall be expressed in euro.

1.4 Construction of Certain Clauses: 17.1(j) (No Material Adverse Change), 17.1(f)(ii) (No Default), 20.1(i) (Litigation) and 20.1(n) (Material Adverse Change) shall not apply to the events or circumstances described in Clauses 20.2(b) (Implementation of the Protocol) or 20.2(c) (Failure to Implement the Protocol).

1.5 Headings: Headings shall be ignored in construing this Agreement.

2.	THE FACILITY

2.1 Amount: On the date of this Agreement, the Banks granted to the Borrower a euro revolving credit facility of up to €1,110,000,000 with an extension option and a multicurrency option, available in two tranches (the Facility). Since such time the Facility has been reduced and as of the date of the Deed of Amendment the aggregate Outstandings and Commitments under the Facility are both equal to €721,500,000.

2.2 Pro Rata Participation in Advances: Each Bank will participate through its Facility Office in each Advance to be made under the facility in the proportion borne by its Tranche B Available Commitment to the Tranche B Available Amount when the Agent receives the notice requesting that Advance (unless, between then and the time for making that Advance, its Tranche B Available Commitment is reduced to zero, in which case the amount of that Advance will be reduced accordingly).

2.3 Calculation of Available Commitments/Facility: In order to calculate the amount of the Tranche B Available Amount and each Bank’s Tranche B Available Commitment in connection with a proposed Advance (whether for the purpose of Clause 2.2 (Pro Rata Participation in Advances) or 4.2 (Drawdown Request)):

(a)	any Advances under the relevant tranche with Repayment Dates on or before the proposed date of that Advance shall be deemed to have been repaid; and

(b)	if any other requests are outstanding for Advances under the relevant tranche to be made on or before the proposed date of that Advance, all Advances to which those requests relate shall be deemed to be outstanding.

2.4 Purpose:

The Borrower shall use the entire proceeds of each Advance made under Tranche B for refinancing existing indebtedness and commercial paper back up and for general corporate purposes but neither the Agent nor any Bank need check that it does so.

3.	CONDITIONS PRECEDENT

The conditions precedent in Schedule 1 have been satisfied.

4.	DRAWDOWN

4.1 Drawdown Conditions: Advances will be made by the Banks to and as requested by the Borrower if the additional conditions set out in Clauses 4.2 (Drawdown Request) to 4.5 (No Event of Default etc.) are fulfilled.

4.2 Drawdown Request: Not later than the Specified Time (or, as the case may be, such later time as may be acceptable to the Agent and the Banks for the purpose of the relevant request), the Agent has received from the Borrower a notice requesting an Advance substantially in the form set out in Schedule 6 specifying:

(a)	that the Advance is to be made under Tranche B;

(b)	the proposed date of that Advance, which must be a Business Day before the Final Maturity Date;

(c)	the amount of the Advance, which must be or produce a Euro Amount equal to or less than the Tranche B Available Amount and, if less, must be a Required Amount;

(d)	the currency (which must be euro or an Optional Currency) in which the Borrower wishes that Advance to be made;

(e)	the Term of the Advance, which must be in accordance with Clause 8.1 (Term of Advances); and

(f)	details of the bank (which must be in the Place of Payment) and account to which the Borrower wishes the proceeds of that Advance to be made available by the Agent.

4.3 No Market Disruption: No event mentioned in Clause 14.1 (Triggering Events) occurs in relation to that Advance.

4.4 Representations etc. Correct: All representations and warranties in Clause 17 (Representations and Warranties) (except to any extent waived in accordance with Clause 28.2 (Amendments, Waivers and Consents)) have been complied with and would be correct (in all material respects in the cases of Advances the sole purpose of which is to repay an existing Advance) if repeated on the proposed date of that Advance by reference to the circumstances then existing.

4.5 No Event of Default etc.: No Event of Default, Potential Event of Default or Early Repayment Event has occurred on or before that date, or will occur as a result of making that Advance, other than any waived in accordance with Clause 28.2 (Amendments, Waivers and Consents).

4.6 Notification of Drawdown Requests: The Agent shall promptly (and in any event by the Specified Time) notify each Bank of the proposed details of, and the amount of that Bank’s share of, each Advance.

4.7 Limit on number of Advances/Currencies: Not more than five Advances may be outstanding at any one time. Advances may not be denominated in more than four currencies (including euro) at any one time.

5.	REPAYMENT

5.1 Repayment of Advances: The Borrower shall repay each Advance on its Repayment Date, together with all unpaid interest accrued on that Advance. However, as the facility is revolving, any amount repaid under Tranche B before the Tranche B Maturity Date will remain available for re-borrowing under Tranche B on the terms and conditions of this Agreement.

5.2 Final Maturity Date: If on the Tranche B Maturity Date any Advance under Tranche B remains outstanding, the Borrower shall repay that Advance on that date together with all unpaid accrued interest and fees and any other sum then due under this Agreement.

6.	PREPAYMENT

6.1 Of All Banks: Following the Extended Facilities Discharge Date, the Borrower may, subject to Clause 6.3, prepay any Advance, or any part of it which is a Required Amount, without penalty at any time if it gives to the Agent not less than 10 Business Days’ irrevocable written notice of the Advance to be prepaid and the date and amount of the prepayment. Any such prepayment must be accompanied by accrued interest on the amount prepaid and any other sum then due under Clause 22.2 (Broken Funding Costs) or any other provision of this Agreement. Any amount prepaid but not cancelled may be re-borrowed in accordance with the terms of this Agreement.

6.2 Of Certain Banks: If:

(a)	the Borrower becomes or will on or before the Repayment Date of an Advance become obliged to pay any Tax or other amount for the account of any Bank under Clause 11.2 (Grossing up of payments) or 13 (Increased Costs); and

(b)	the Borrower gives to that Bank and the Agent not less than 10 Business Days’ irrevocable written notice of the date of prepayment,

the Borrower may prepay all (but not part only) of that Bank’s Outstandings without premium or penalty on the date of prepayment specified in that notice. Any such prepayment must be accompanied by all unpaid accrued interest on that Bank’s Outstandings, all unpaid fees accrued to that Bank and any other sum then due to that Bank under Clause 22.2 (Broken Funding Costs) or any other provision of this Agreement.

6.3 Order of prepayments: Any prepayment made in accordance with this Clause 6 will be applied in prepayment of Tranche B Advances in accordance with this Clause 6.

7.	CANCELLATION

7.1 Of All Banks: Following the Extended Facilities Discharge Date, the Borrower may cancel the Tranche B Available Amount, or any part thereof which is a Required Amount, without premium or penalty at any time before the Final Maturity Date by giving to the Agent not less than 10 Business Days’ irrevocable written notice of the date and amount of the cancellation. Any such partial cancellation shall reduce each Bank’s Tranche B Commitment, as the case may be, rateably.

7.2 Of Certain Banks: If the events specified in Clauses 6.2(a) and 6.2(b) occur, the relevant Bank’s Commitment shall be cancelled (without premium or penalty) upon the Agent receiving the relevant notice under Clause 6.2(b). In addition, if any event specified in Clause 6.2(a) occurs and there are no Outstandings owing to the relevant Bank, the Borrower may cancel all (but not part only) of that Bank’s Commitment without premium or penalty at any time before the Final Maturity Date by giving to that Bank and the Agent not less than 10 Business Days’ irrevocable written notice of the date of the cancellation.

7.3 Cancellation Rights Limited: The Borrower may not cancel all or any part of the Commitments except as expressly provided in this Agreement.

7.4 No Reinstatement: No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

8.	INTEREST

8.1 Term of Advances: Interest shall be calculated on each Advance by reference to the Term of that Advance. The Term shall begin on the proposed date of that Advance and shall be of one, two, three or six months’ duration (or a period of less than six months ending on the Final Maturity Date), or any other period as agreed by the Banks under Clause 8.1(b) below, as selected by the Borrower in the notice requesting that Advance except as follows:

(a)	the Borrower may not select a Term ending after the Final Maturity Date.

(b)	the Borrower’s selection of a Term other than one, two, three or six months shall only be effective if no Bank disagrees with that selection by notice received by the Agent by the Specified Time. If the Agent receives any such notice, it shall promptly (and in any event by the Specified Time) notify the Borrower and the Banks of that fact and of the alternative duration of that Term. In that event, subject to this Clause 8.1, that Term shall be of the alternative duration (if any) selected by the Borrower in its notice to apply if its first selection is ineffective. If no such effective alternative duration is so selected, that Term shall be three months or, as the case may be, of such shorter duration as ends on the Final Maturity Date.

8.2 Normal Interest Rate: The rate of interest applicable to an Advance for all or any part of its Term shall be the rate per annum (as determined by the Agent) equal to the sum of:

(a)	the Margin as applicable for that Advance;

(b)	the Mandatory Costs (as notified to the Agent by the Banks) for that, or (as the case may be) that part of that, Term if applicable; and

(c)	EURIBOR (in the case of Advances in euro) or LIBOR (in any other case) for that Term unless market practice dictates otherwise.

8.3 Notification of Interest Rates: The Agent shall promptly notify the Borrower and the Banks of each rate of interest determined in accordance with this Agreement.

8.4 Payment of Interest: On the Repayment Date of an Advance or (in the case of an overdue sum) the last day of each Default Interest Period relating to that overdue sum, the Borrower shall pay the unpaid interest accrued during that Term or Default Interest Period on the Advance or overdue sum to which it relates at the rate(s) applicable for that Term or Default Interest Period. However, in the case of a Term or Default Interest Period of more than six months, the interest accrued during the first six months and each, if any, successive six month period during that Term or Default Interest Period shall be paid on the last day of any such six month period.

8.5 Taux Effectif Global: For the purpose of Article L313.1 et seq. of the French Code de la Consommation, the parties acknowledge that, due to certain characteristics of the facility and, in particular, to the floating interest rate applicable to the Advances, the actual all-in percentage rate (taux effectif global) for the duration of the facility cannot be calculated as at the date of this Agreement. Notwithstanding the above, the Agent delivered to the Borrower on the date of this Agreement, and on the date of the Deed of Amendment, letters containing indicative calculations of the actual all-in percentage rate, the form of the latter such letter being set out in Schedule 10.

9.	CURRENCY OPTION

9.1 Requests for Optional Currency: If the Borrower so requests in the notice requesting an Advance, that Advance shall be made in the Optional Currency specified in that request unless otherwise provided in this Agreement.

9.2 Response to Request for an Optional Currency: Not later than the Specified Time, any Bank may notify the Agent to the effect that:

(a)	that Bank expects to be unable to obtain matching deposits in the relevant Optional Currency in the Inter-bank Market at or about 11:00 a.m. (Paris or, as the case may be, London time) on the Rate Fixing Day in sufficient amounts to fund its share of that Advance; or

(b)	it would be impossible, impracticable, unlawful or contrary to a law or Directive for its share of that Advance to be denominated in the relevant Optional Currency.

If the Agent receives any such notice, it shall promptly (and in any event by the Specified Time) notify the Borrower and the Banks.

9.3 Fallback Currency: If the Agent receives a notice from any Bank in accordance with Clause 9.2 (Response to Request for an Optional Currency) (and, where applicable, also receives such a notice in relation to the alternative duration of the relevant Term resulting from the operation of Clause 8.1(b)) then, subject to Clause 4.3 (No Market Disruption), the relevant Advance shall instead be made in euro and in the Euro Amount of that Advance.

9.4 Changes in Condition: Without prejudice to Clause 14 (Change in Market Conditions), if:

(a)	any event described in Clause 9.5 (Supervening Events) occurs (or comes to the attention of the Agent) after receipt by the Agent of the notice requesting an Advance; and

(b)	the Agent gives notice to the Borrower by the Specified Time to the effect that, as a result, it will not be possible for that Advance to be made in the Optional Currency requested by the Borrower,

then (subject to Clause 4.3 (No Market Disruption)) that Advance shall instead be made in euro and in the Euro Amount of that Advance. In that event, the rate of interest applicable to that Advance for its Term shall be determined by reference to rates prevailing at such time on such day as the Agent determines to be appropriate (and all references to 11:00 a.m. on the Rate Fixing Day shall be construed accordingly).

9.5 Supervening Events: The events referred to in Clause 9.4 (Changes in Conditions) are:

(a)	the relevant Optional Currency for any reason not being freely convertible into euro and/or not being freely transferable;

(b)	such changes in any applicable law or Directive (including, in particular, exchange controls) or in the availability in the Inter-bank Market of deposits for the relevant Term in the relevant Optional Currency as (in any such case) would, in the opinion of the Agent (after consultation, if practicable, with the Banks), make it impossible, impracticable, unlawful or contrary to a law or Directive for all or part of the relevant Advance to be denominated in that Optional Currency during that Term; and/or

(c)	the impossibility of making payment in the Place of Payment in the manner provided for in this Agreement.

10.	FEES

10.1 Agency Fee: The Borrower shall pay to the Agent for its own account an agency fee as stated in a letter dated 3 August 2001 from the Agent to, and countersigned by, the Borrower.

10.2 Arrangement Fee: The Borrower shall pay to the Agent (for the account of the Arrangers) an arrangement fee as stated in a letter dated 3 August 2001 from the Arrangers to, and countersigned by, the Borrower.

10.3 Commitment Fees: The Borrower shall pay a commitment fee calculated on a daily basis at the rate of 1.00% per annum on each Bank’s Tranche B Available Commitment from day to day during the period beginning on the date of the Deed of Amendment and ending on the Final Maturity Date. These fees shall be payable in arrear quarterly from the date of the Deed of Amendment and on the Final Maturity Date or any earlier date on which that Bank’s Tranche B Commitment is reduced to zero.

10.4 Utilisation Fee:

(a)	The Borrower shall pay a utilisation fee calculated on a daily basis at the rate of 0.025% per annum on the Euro Amount of each Bank’s Outstandings on each day during the period beginning on the date of this Agreement and ending on the Tranche B Maturity Date during which the aggregate Euro Amount of the Outstandings is greater than 33.33% but less than or equal to 66.66% of the Total Commitments.

(b)	The Borrower shall pay a utilisation fee calculated on a daily basis at the rate of 0.075% per annum on the Euro Amount of each Bank’s Outstandings on each day during the period beginning on the date of this Agreement and ending on the Tranche B Maturity Date during which the Euro Amount of the Outstandings is greater than 66.66% of the Total Commitments.

(c)	These fees shall be payable quarterly in arrear from the date of this Agreement and on the Final Maturity Date, or any earlier date on which a Bank’s Outstandings become repayable under Clause 6.2 (Prepayment of Certain Banks), 12 (Illegality) or 20 (Default) or on which both its Commitment and its Outstandings first equal zero (or, if any Advance remains outstanding after the Final Maturity Date, on such later date as relevant Advances have been repaid).

In relation to any day on which a Bank’s Tranche B Commitment equals zero but its Outstandings do not, for the purpose of calculating the utilisation fee its Commitment shall be deemed to be the amount at which it stood immediately before it first equalled zero.

11.	TAXES

11.1 Payments to be free and clear: All sums payable by the Borrower under this Agreement shall be paid free and clear of and (except to the extent required by law) without any deduction or withholding, whether for or on account of Tax, by way of set-off or otherwise.

11.2 Grossing-up of Payments:

(a)	If the Borrower or any other Person (whether or not a party to, or on behalf of a party to, this Agreement) must at any time deduct or withhold any Tax or other amount from any sum paid or payable by, or received or receivable from, the Borrower under this Agreement, the Borrower shall (to the extent permitted by law) at the same time pay such additional amount as is necessary to ensure that the Agent or, as the case may be, the Bank to which that sum is due receives and retains (free from any liability other than Tax on its Overall Net Income) a net sum equal to what it would have received and so retained had no such deduction or withholding been required or made.

(b)

If the Borrower or any other Person (whether or not a party to, or on behalf of a party to, this Agreement) must at any time pay any Tax or other amount on, or calculated by reference to, any sum received or receivable (including any sum received or receivable under this Clause 11.2(b)) by the Agent or, as the case may be, any Bank under this Agreement (except for a payment by the Agent or a Bank of Tax on its Overall Net Income), the Borrower shall pay or procure the payment of that Tax or other amount before any interest or penalty becomes payable or, if that Tax or other amount is payable and paid by the Agent or any Bank, shall reimburse it on demand for the amount paid by it.

(c)	Within 30 days after paying any sum from which it is required by law to make any deduction or withholding, and within 30 days after the due date of payment of any Tax or other amount which it is required by Clause 11.2(b) to pay, the Borrower shall deliver to the Agent evidence satisfactory to the Agent or, as the case may be, the relevant Bank (including any original receipts, tax receipts, or certified copies thereof) of that deduction, withholding or, as the case may be, payment and (where remittance is required) of the remittance thereof to the relevant taxing or other authority.

(d)	As soon as the Borrower is aware that any such deduction, withholding or payment is required (or of any change in any such requirement), it shall notify the Agent.

(e)	If the Borrower becomes or will become obliged to pay an amount under Clauses 11.2(a) or b to any Bank but is prevented by law from making such payment, then the Borrower shall give notice to the Agent within 15 days of becoming aware of such fact. During the 30 day period commencing on the date of receipt of such information, the Borrower and the relevant Bank shall negotiate in good faith with a view to the Bank taking such steps as it determines, in its discretion, are reasonably open to it and are acceptable to the Borrower to avoid such prohibition on payment. If, at the end of the 30 day period, no mutually acceptable solution has been agreed on, the Borrower shall, within two Business Days, prepay that Bank’s share of each Advance, together with all interest accrued thereon and any other sum then due to that Bank under Clause 22.2 (Broken Funding Costs) and any other provision of this Agreement.

11.3 Qualifying Bank: Notwithstanding Clauses 11.2(a) and (b), the Borrower shall not be required to pay any additional amount in respect of any Tax so imposed or levied on a Bank if (i) on the due date of a payment of interest to a Bank or the Agent, such Person is not a Qualifying Bank, unless such imposition of withholding results from the introduction of, or any change in, or in the interpretation or application of, any relevant law, order or practice of the French tax authorities after this Agreement is entered into or, as the case may be, the date on which that Person becomes a Bank or Agent, as the case may be, or from the breach by the Borrower of its obligations under Clause 11.4 (Tax Administration Formalities) below or (ii) subject to the Borrower complying with Clause 11.4 (Tax Administration Formalities) such Person has failed to complete any procedural formalities which were in its sole dominion and control to complete and which are necessary in order to ensure that no additional amounts in respect of Tax are payable by the Borrower pursuant to Clause 11.2.

11.4 Tax administration formalities: The Borrower agrees to provide such information in respect of itself as may be reasonably requested by the Banks or the Agent in order for the Banks or the Agent to comply with any administrative formalities required in order for the Banks or the Agent to be exempt from withholding or deduction for any taxes under any applicable international treaty.

11.5 Refund of Tax Credits: If:

(a)	the Borrower makes a payment under Clause 11.2(a) or Clause 11.2(b) (a Tax Payment) in respect of a payment to a Bank under this Agreement; and

(b)	that Bank obtains a refund of Tax or obtained and used a credit against Tax on its Overall Net Income (a Tax Credit) which that Bank is able to identify as attributable to that Tax Payment,

then, if it can do so without any adverse consequences for that Bank, that Bank shall, as soon as practicable, reimburse the Borrower such amount as that Bank determines in its sole discretion to be such proportion of that Tax Credit as will leave that Bank (after that reimbursement) in no better or worse position in respect of its world-wide Tax liabilities than it would have been in if no Tax Payment had been required. A Bank shall use its reasonable endeavours to claim any Tax Credit (and, if it does claim, the extent, order and manner in which it does so) and whether any amount is due from it under this Clause 11.5 (and, if so, what amount and when). No Bank shall be obliged to disclose any information regarding its Tax affairs and computations.

12.	ILLEGALITY

If at any time any Bank (acting reasonably) determines that it is or will become unlawful or contrary to any law or Directive for it to allow all or part of its Commitment to remain outstanding, to make, fund or have outstanding all or part of its Outstandings and/or to carry out all or any of its other obligations under this Agreement then, unless the problem has been resolved by the operation of Clause 9 (Currency Option):

(a)	upon that Bank notifying the Borrower and the Agent, its Commitment (if any) shall be cancelled; and

(b)	the Borrower shall prepay that Bank’s share of each Advance immediately on the Repayment Date of that Advance or (if not yet unlawful) within 10 Business Days of that notification (whichever is earlier) with all unpaid accrued interest thereon, all unpaid fees accrued to that Bank and any other sum then due to that Bank under Clause 22.2 (Broken Funding Costs) or any other provision of this Agreement.

13.	INCREASED COSTS

13.1 Indemnity: If the Agent or, as the case may be, any Bank (in each case acting reasonably) determines that, as a result of (a) the introduction of or any change in, or in the interpretation or application of, any law or Directive (b) compliance by it with any law or Directive:

(a)	it (or any of its holding companies) incurs a cost in maintaining all or any part of its Commitment and/or in making, maintaining or funding all or any part of its share of any Advance or any overdue sum;

(b)	any sum received or receivable by it under this Agreement or the effective return to it under this Agreement or the overall return on its (or any of its holding companies’) capital is reduced (except on account of Tax on its Overall Net Income); and/or

(c)	it (or any of its holding companies) makes any payment (except on account of Tax on its Overall Net Income) or forgoes any interest or other return on or calculated by reference to the amount of any sum received or receivable by it under this Agreement the Borrower shall, at the request of the Agent or the relevant Bank, as the case may be, and at the Borrower’s option either (i) indemnify it, without incurring any further penalty, (or pay to it an amount sufficient to indemnify any of its holding companies) against that cost, reduction, payment or forgone interest or other return (except to the extent that it results from a deduction or withholding of Tax) and, accordingly, shall from time to time on demand (whenever made) pay to the Agent for its own account or, as the case may be, for the account of that Bank the amount certified by it with reasonable justification to be necessary so to indemnify it (or any of its holding companies) or (ii) prepay to that Bank all (but not part only) of that Bank’s Outstandings on the date specified in that request. Any such prepayment must be accompanied by all unpaid accrued interest on that Bank’s Outstandings, all unpaid fees accrued to that Bank and any other sum then due to that Bank under Clause 22.2 (Broken Funding Costs) or any other provision of this Agreement.

13.2 Capital Adequacy: Under Clause 13.1 (Indemnity), a Bank shall be entitled to claim indemnification not only for a cost, reduction, payment or forgone interest or other return directly attributable to this Agreement, its Commitment, its share of any Advance or any overdue sum, but also for that proportion of any cost, reduction, payment or forgone interest or other return which that Bank (or any of its holding companies) reasonably determines to be fairly allocable to this Agreement, its Commitment, its share of any Advance or any overdue sum in relation to any law or Directive applicable to that Bank (or any of its holding companies) or affecting the conduct of that Bank’s (or any of its holding companies’) business or a type of business or the manner in which or the extent to which that Bank (or any of its holding companies) allocates capital resources.

14.	CHANGE IN MARKET CONDITIONS

14.1 Triggering Events: If in relation to any Advance:

(a)	the Agent is unable to determine, as the case may be, EURIBOR or LIBOR; or

(b)

the Agent is notified by Banks to whom more than 33 1/3% of that Advance, if made, would be owing that (a) they are or expect to be unable to obtain matching deposits in the Inter-bank Market at or about 11:00 a.m. (Brussels or London time, as the case may be) on the Rate Fixing Day in sufficient amounts to fund their respective shares of that Advance during its Term and the problem is not resolved by the operation of Clause 9 (Currency Option) or (b) the EURIBOR or LIBOR, as the case may be, fixed for the Term of that Advance does not reflect the cost to those Banks of obtaining such deposits the Agent shall promptly notify the Borrower and the Banks and that Advance shall not be made.

14.2 Negotiation: The Borrower and the Agent (on behalf of and after consultation with the Banks) shall then negotiate until not more than 25 days after the Agent gives that notification with a view to agreeing an alternative basis for calculating the interest payable on and/or funding Advances. Any alternative basis agreed in writing by the Agent (on behalf of and with the consent of all the Banks) and the Borrower within that 25 day period shall take effect in accordance with its terms.

15.	MITIGATION

If any circumstances arise which result, or would on the giving of notice result, in the Borrower having to make a payment to or for the account of a Bank under Clause 11 (Taxes), 12 (Illegality) or 13 (Increased Costs), or in a Bank’s Commitment being cancelled under Clause 12(a), then without in any way limiting, reducing or otherwise qualifying any of the obligations of the Borrower under Clauses 11 to 14:

(a)	promptly after an officer of that Bank with responsibility for its participation in this facility becomes aware of the relevant circumstances and their results, that Bank shall notify the Borrower; and

(b)	in consultation with the Borrower and the Agent, that Bank shall take all such steps as it determines are reasonably open to it and as are acceptable to the Borrower and the Agent to mitigate the effect of those circumstances (such as changing its Facility Office, restructuring its participation in the facility and/or novating some or all of its rights or obligations under this Agreement to another Person acceptable to the Borrower and willing to take that novation).

However, no Bank shall be obliged to take any such steps which in its reasonable opinion could have an adverse effect on that Bank.

16.	PAYMENTS

16.1 By Banks: On each date on which an Advance is to be made, each Bank shall make its share of that Advance available to the Agent. Each such amount shall be made available in the currency in which that Advance is to be denominated in such funds and by such time on the due date as may then be generally accepted for the settlement in the Place of Payment of international payments in that currency to such account with such bank in the Place of Payment as the Agent may specify.

If so requested by the Agent, the relevant Bank will promptly confirm to the Agent that it will make the relevant payment as required by this Clause 16.1.

16.2 Disbursement to Borrower: The Agent shall make the amounts so received by it from the Banks available to the Borrower before close of business in the Place of Payment on that date by payment in the same currency and funds as received by the Agent to such account with such bank as the Borrower shall have specified in the notice requesting that Advance. If any Bank makes its share of an Advance available to the Agent later than required by Clause 16.1 (By Banks), the Agent shall make that share available to the Borrower as soon as practicable thereafter.

16.3 Currency of Payments:

(a)	Each repayment or prepayment of principal of an Advance shall be made in the currency in which that Advance was made.

(b)	Each payment of interest shall be made in the currency in which the Advance or other amount in respect of which that interest accrued was denominated during the period in respect of which that interest accrued.

(c)	Each additional amount payable under Clause 11.2(a) shall be paid in the same currency as the sum to which it relates.

(d)	Each sum payable under Clause 11.2(b), 13 (Increased Costs) or 25.1(c) shall be paid in the currency specified by the Person for whose account it is payable.

(e)	All payments in respect of costs, losses, expenses and liabilities under Clause 16.8(b), 22.1 (Miscellaneous Indemnities), 23.8 (Indemnity to Arranger and Agent), 25.1(a) or (b) shall be made in the currency in which they were incurred.

(f)	All other payments shall be made in euro.

16.4 By Borrower: On each date on which a payment is to be made by the Borrower, it shall make that payment to the Agent in the currency specified in Clause 16.3 (Currency of Payments) in such funds and by such time on the due date as may then be generally accepted for the settlement in the Place of Payment of international payments in that currency. All such payments shall be made to such account with such bank in the Place of Payment as the Agent may specify.

16.5 Distribution to Banks: The Agent shall make available to each Bank before close of business in the Place of Payment on that date its pro rata share (if any) of any sum so received by the Agent from the Borrower in the same currency and funds as received by the Agent to such account of that Bank with such bank in the Place of Payment as it shall have designated to the Agent for that purpose. If any sum is received by the Agent from the Borrower later than required by Clause 16.4 (By Borrower), the Agent shall make each Bank’s share (if any) available to it as soon as practicable thereafter.

16.6 Netting of Payments: Notwithstanding Clauses 4.2(f) and 16.1 (By Banks) to 16.3 (Currency of Payments) or any other provision of this Agreement:

(a)	if on any date an amount (the first amount) is to be advanced by a Bank under this Agreement and an amount (the second amount) is due from the Borrower to that Bank under this Agreement in the same currency, that Bank shall apply the first amount in or towards payment of the second amount. The relevant Bank shall remain obliged to advance any excess (or, as the case may be, the Borrower shall remain obliged to pay any shortfall) in accordance with this Clause 16; and

(b)	if on any date an amount (the first amount) is to be advanced by a Bank under this Agreement and an amount (the second amount) is due from the Borrower to that Bank under this Agreement in a different currency and if the Borrower and the Agent so agree by the Specified Time (or, if Clause 9.4 (Changes in Conditions) applies, by such time on such date as the Agent determines to be appropriate in the circumstances) the Agent shall:

(i)	apply a sum equal to the first amount (or, as the case may be, so much of the first amount as is necessary) in purchasing in the Paris foreign exchange market, for value on the due date of payment of the second amount, an amount in the currency of the second amount (or, as the case may be, so much of the second amount as can be purchased with the first amount) and

(ii)	on receipt of the amount so purchased apply it in or towards payment of the second amount, unless for any reason either of those applications cannot be made at the relevant time.

The relevant Bank shall remain obliged to advance the first amount in the currency of the first amount and the Borrower shall remain obliged to repay the second amount in the currency of the second amount, notwithstanding this Clause 16.6(b).

Nothing in this Clause 16.6 shall be effective to create a charge.

16.7 Order of Distribution: If the amount received by the Agent from the Borrower on any date is less than the total sum remaining and/or becoming due under this Agreement on that date, the Agent shall apply that amount in or towards payment of the following sums in the following order:

(a)	first, in or towards payment pro rata of any sums then due to the Agent or the Arrangers in their capacity as such;

(b)	secondly, in or towards payment pro rata of any sums (other than principal of or interest on the Advances) then due to the Banks (or any of them);

(c)	thirdly, in or towards payment pro rata of any interest then due on the Advances;

(d)	fourthly, in or towards payment pro rata of any principal then due.

Any such applications shall override any purported appropriation by any Person. For this purpose, the Agent may (if and to the extent necessary) convert one currency into another.

16.8 Refunding of Payments: The Agent shall not be obliged to (but may) make available to any Person any sum which it is expecting to receive for the account of that Person until it has been able to establish that it has received that sum. However, it may do so if it wishes. If and to the extent that it does so but it transpires that it had not then received the sum which it paid out:

(a)	the Person to whom the Agent made that sum available shall on demand refund it to the Agent; and

(b)	that Person or (at the option of the Agent) the Person by whom that sum should have been made available shall on demand pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding or other cost, loss, expense or liability sustained or incurred by it as a result of paying out that sum before receiving it but without prejudice to the rights of any party hereto against such defaulting party.

16.9	Non-Business Days:

(a)	If any Repayment Date or the Tranche B Maturity Date would otherwise fall on a non-Business Day, it shall instead fall on the preceding Business Day.

(b)	Any payment to be made by the Borrower (otherwise than on a Repayment Date) and which would otherwise be due on a non-Business Day shall instead be due on the next Business Day.

17.	REPRESENTATIONS AND WARRANTIES

17.1 By the Borrower: The Borrower represents and warrants to and for the benefit of each other party to this Agreement, in relation to itself and (where applicable) its Material Subsidiaries, and in the case of 17.1(h) below, each member of the Group, as follows:

(a)	Status: The Borrower is a limited liability company duly established and validly existing under the laws of the Republic of France and has the power and authority to own its Assets and to conduct the business which it conducts and/or proposes to conduct.

(b)	Powers: The Borrower has the power to enter into, exercise its rights and perform and comply with its obligations under this Agreement and the Protocol and, when entered into, the ORA, the TSDD, the TSDDRA and the Subordinated Debt Facility Agreement.

(c)	Authorisations and Consents: All actions, conditions and things required to be taken, fulfilled and done (including the obtaining of any necessary Consents, the making of registrations and the like) in order:

(i)	to enable it lawfully to enter into, exercise its rights and perform and comply with its obligations under this Agreement and the Protocol and, when entered into, the ORA, the TSDD, the TSDDRA and the Subordinated Debt Facility Agreement;

(ii)	to ensure that those obligations are valid, legally binding and enforceable;

(iii)	to ensure that those obligations rank and will at all times rank in accordance with Clause 19.2 (Ranking of Obligations); and

(iv)	to make this Agreement admissible in evidence in the courts of England and (subject only to the preparation of a certified translation of this Agreement) France,

have been or will be when required (as applicable) taken, fulfilled and done other than such actions, conditions or things in connection with any laws or regulations on state aid.

(d)	Non-Violation etc.: Its entry into, exercise of its rights and/or performance of or compliance with its obligations under this Agreement and, for the purposes only of (ii) and (iii) below, the ORA, the TSDD, the TSDDRA, the Subordinated Debt Facility Agreement and the Protocol, do not and will not violate, or exceed any borrowing or other power or restriction granted or imposed by:

(i)	any law to which it is subject;

(ii)	its statuts; or

(iii)	any agreement (including any existing agreement relating to Financial Commitments) to which any member of the Group is a party or which is binding on any member of the Group or their respective Assets, or result in the existence of, or oblige any member of the Group to create, any Security over those Assets other than as permitted under Clause 19.3 (Negative Pledge).

(e)	Obligations Binding: Its obligations under this Agreement are valid, binding and enforceable and rank pari passu with all other unsecured obligations of the Borrower, save for obligations mandatorily preferred by law.

(f)	No Default:

(i)	no Event of Default, Potential Event of Default or Early Repayment Event has occurred, or will occur as a result of making any Advance, other than any waived in accordance with Clause 28.2 (Amendments, Waivers and Consents); and

(ii)	neither the Borrower nor any Material Subsidiary is in breach of or default under any agreement to an extent or in a manner which has or is likely to have a Material Adverse Effect,

other than, in each case, an Excluded Default.

(g)	Winding-up/Insolvency:

(i)	no proceedings of any nature are current or, to its knowledge, pending or threatened, for the winding-up or dissolution of, or in respect of any Insolvency Proceeding of any nature relating to the Borrower or any Material Subsidiary; and

(ii)	the Borrower and the Material Subsidiaries are solvent and in a position to meet their respective scheduled payment obligations as they fall due.

(h)	Existing Security:

(i)	no Security exists on or over its Assets or those of ALSTOM Holdings as at the date of the Deed of Amendment except as listed in Schedule 11 (Existing Security); and

(ii)	no Security exists over its Assets or those of any other member of the Group except as permitted pursuant to Clause 19.3 (Negative Pledge).

(i)	Accounts: The Latest Financial Statements as delivered to the Agent (with copies of the related directors’ and auditors’ reports (if any)):

(i)	include such financial statements as are required by the laws of the Republic of France and accounting principles, standards and practices generally accepted in the Republic of France and, save as stated in the notes thereto, were prepared and audited in accordance with accounting standards generally accepted in the Republic of France;

(ii)	together with those notes, give a true and fair view of the Borrower’s consolidated financial condition and operations and that of the Consolidated Group as at that date and for the period then ended; and

(iii)	in the case of the Borrower and each Material Subsidiary, its non-consolidated audited annual financial statements most recently delivered to the Agent:

(A)	have been prepared in accordance with generally accepted accounting principles generally accepted in the jurisdiction in which it is incorporated, consistently applied; and

(B)	fairly represent its financial condition as at the date to which they were drawn up.

(j)	No Material Adverse Change: Save as disclosed to the Banks by the Borrower in writing in the Information Package prior to the date of the

Subordinated Debt Facility Agreement, no event has occurred or circumstance arisen which has or is likely to have a Material Adverse Effect since 20 September 2003.

(k)	Litigation: No litigation, arbitration or administrative proceeding is current, pending or threatened (other than any such proceeding in connection with Clauses 20.2(b) (Implementation of the Protocol) and 20.2(c) (Failure to Implement the Protocol)):

(i)	to restrain the entry into, exercise of any of its rights under and/or performance or enforcement of or compliance with any of its obligations under this Agreement; or

(ii)	which has or may have a Material Adverse Effect (save as disclosed to the Banks by the Borrower in the Information Package or otherwise in writing prior to the date of the Subordinated Debt Facility Agreement).

(l)	Information:

(i)	to the best of its knowledge, information and belief, after all reasonable enquiries, the documents comprising the Information Package, including the financial accounts relating to the Borrower, ALSTOM Holdings and the Group were true, complete and accurate in all material respects at the date of each of them, and the opinions, projections and forecasts therein and the assumptions on which they are based were arrived at after due and careful consideration and enquiry and genuinely represented its views, have been made in good faith and are based on reasonable assumptions;

(ii)	all other written information provided to the Agent, Arrangers and Banks prior to the date of the Subordinated Debt Facility Agreement (including in any documentation provided in compliance with the conditions precedent to this Agreement) was true, complete and accurate in all material respects as at the date thereof;

(iii)	there are no relevant facts or circumstances which have not been disclosed to the Agent, Arrangers and Banks in writing since 20 September 2003 and before the date of the Deed of Amendment and which could make any of such information, opinions, projections, forecasts or assumptions untrue, incomplete, inaccurate or misleading in any material respect or which, if disclosed, might reasonably be expected to affect adversely the decision of a Person considering whether to provide finance to it; and

(iv)	any other information or report delivered by or on behalf of the Borrower hereunder is at the date of delivery hereunder true and accurate in all material respects and not misleading in any material respect by reason of any omission; any statements of opinion included in any such information or report will reflect opinions held by the officers of the Borrower; and any projection or forecast contained in any such other information will in all respects be based on reasonable assumptions.

(m)	Environmental Matters: To the best of the Borrower’s knowledge, information and belief, after all reasonable enquiries, neither it nor any of its Material Subsidiaries is in breach or contravention of any applicable Environmental Law in each of the jurisdictions in which it operates in a manner or to an extent which might have a Material Adverse Effect.

(n)	Intellectual Property:

(i)	All material Intellectual Property required to conduct its business and that of its Material Subsidiaries is beneficially owned by or licensed to Group members free from any licences to or Security in favour of third parties which are materially prejudicial to the use of such Intellectual Property, and will not be adversely affected in any material respect by the transactions contemplated by this Agreement or the Protocol (except to the extent being disposed of thereunder); and

(ii)	to the best of the Borrower’s knowledge, information and belief, after reasonable enquiries, its business and that of its Material Subsidiaries does not infringe any intellectual property rights of any third party in a manner or to an extent which could reasonably be expected to have a Material Adverse Effect.

(o)	Assets: The Borrower and each Material Subsidiary has good title to or valid leases or licences of or is otherwise entitled to use all material assets necessary to conduct its business.

(p)	Tax Liabilities: No material claims are, or are reasonably likely to be, asserted against the Borrower or any Material Subsidiary with respect to unpaid Taxes and all material reports and returns on which Taxes are required to be shown have been filed and all material Taxes required to be paid have been paid, in each case within any applicable time limit or any applicable grace period.

17.2 Repetition: Each of the representations and warranties in Clauses 17.1(a) (Status) to 17.1(p) (Tax Liabilities) (other than Clause 17.1(l) (i), (ii) and (iii) (Information)) are repeated as of the date of the Deed of Amendment and will be repeated on each date on which an Advance is requested or made and on each date on which interest is payable pursuant to this Agreement, as if repeated by reference to the then existing circumstances, except as otherwise agreed by the Majority Banks in their absolute discretion.

17.3 Qualifications to Warranties: The representations and warranties in Clauses 17.1(c)(ii) (Authorisations and Consents), 17.1(d)(i) (Non-Violation, etc.) and 17.1(e) (Obligations Binding) shall be subject to Reservations.

18.	INFORMATION

The Borrower undertakes that, so long as any sum remains to be lent or remains payable under this Agreement:

18.1 Preparation of Accounts: The Borrower will ensure that all accounts to be delivered by it under this Agreement are prepared in such manner that Clause 17.1(i) (Accounts) would be complied with.

18.2 Audited Accounts: As soon as available and in any event within 120 days after the end of each of its financial years (beginning with the current one), the Borrower will deliver to the Agent enough copies for the Banks of its annual report and audited consolidated accounts (including balance sheet, profit and loss and cashflow statements of the Borrower) as at the end of and for that financial year, together with copies of the related directors’ and auditors’ reports.

18.3 Semi-Annual Information: As soon as available and in any event within 90 days after the end of the first six months of each of its financial years (beginning with the current one), the Borrower will deliver to the Agent enough copies for the Banks of its interim consolidated financial statements (which shall have been subject to limited review by the Borrower’s auditors) (including balance sheet, profit and loss and cashflow statements of the Borrower) for that six month period.

18.4 Quarterly Information: If at any time after the date of the Deed of Amendment the Borrower publishes quarterly consolidated financial statements, as soon as available and in any event within 60 days of the end of each quarter, the Borrower will deliver to the Agent enough copies for the Banks of its interim consolidated financial statements for that quarter.

18.5 Monthly and Quarterly Information: If and for so long as the Borrower is not Investment Grade, as soon as the same become available, but in any event within 20 days after the end of each calendar month, commencing in January 2004 (and following 30 September 2004, within 20 days after the end of each calendar quarter) deliver to the Agent (in sufficient copies for each of the Banks):

(a)	an updated Liquidity Plan with respect to the next three financial years beginning with the current year, established on a monthly basis with respect to the current financial year and on a quarterly basis thereafter, in each case certified by an Authorised Signatory, together with a reconciliation statement to provide a comparison to (i) the Liquidity Plan attached to the PWC Report dated 13 November 2003 until 30 September 2004 and (ii) to the latest Liquidity Plan provided after 30 September 2004, where there are any material deviations between the two, and together with a management commentary explaining the reasons of any such deviation;

(b)	details of any litigation current, pending or threatened in respect of which the amount subject to dispute exceeds €100,000,000 or, if the information is then available to the Borrower, in respect of which the amount exceeds €50,000,000;

(c)	an update in respect of the GT24 and GT26 units, such update to summarise technical, commercial and financial issues (including an update in respect of claims (indemnity or otherwise) and provisions); and

(d)	an update in respect of any cash collateral securing off-balance sheet undertakings in respect of bonding guarantees and derivatives (if any).

18.6 Information to Shareholders or Creditors: At the same time as it is sent to its shareholders (or any class of its shareholders) or creditors, the Borrower will deliver to the Agent upon its request enough copies for the Banks of any circular, document or other written information sent to its shareholders as a whole (or any class of its shareholders as a whole) or creditors as such.

18.7 Events of Default and Early Repayment Events: The Borrower will notify the Agent in writing of the occurrence of any Event of Default or Potential Event of Default (other than an Excluded Default) and any Early Repayment Event (and of any action taken or proposed to be taken to remedy it) promptly and in any event within three Business Days after becoming aware of it.

18.8	Compliance with Financial Covenants:

(a)	With each set of accounts delivered by it under Clause 18.2 (Audited Accounts) the Borrower will deliver to the Agent an annual certificate of the Auditors in such form as they are willing to deliver in accordance with their policies, from time to time, relating to the financial covenants contained in Clause 19.6 (Financial Covenants) as at the end of the relevant period and including (in reasonable detail and in a form satisfactory to the Agent (acting reasonably) their certification as to the computations necessary to demonstrate such compliance.

(b)	(i) With each set of accounts delivered by it under Clauses 18.2 (Audited Accounts) and 18.3 (Semi-Annual Information);

(ii)	in respect of its obligations under Clause 19.6(c) (Total Debt), within twenty days after the end of each relevant quarter; and

(iii)	in any case within 14 days after any request made by the Agent from time to time,

the Borrower will deliver to the Agent a certificate signed on its behalf by the chief financial officer or a vice president corporate funding of the Borrower:

(aa) confirming compliance with the relevant tests in Clause 19.6 (Financial Covenants) as at the end of the relevant period (or, as the case may be, as at the date specified in the Agent’s request, which date must be not less than 15 nor more than 45 days before the date of the request);

(bb) setting out in reasonable detail and in a form satisfactory to the Agent the computations necessary to demonstrate such compliance; and

(cc) confirming that, so far as it is aware and (if applicable), except as previously notified to the Agent or waived in accordance with Clause 28.2, no Event of Default, Potential Event of Default or Early Repayment Event has occurred or (as the case may be) setting out details of any which has occurred and has not been so notified or waived and of which it is aware and of any action taken or proposed to be taken to remedy it.

18.9 Material Subsidiaries: With each set of accounts delivered by it under Clauses 18.2 (Audited Accounts), 18.3 (Semi-Annual Information) and 18.4 (Quarterly Information) (or, if no accounts are provided under Clause 18.4, with each quarterly update of the Liquidity Plan under Clause 18.5 (Monthly and Quarterly Information) and by reference to the financial information available to the Borrower in respect of the last quarter) and within 14 days after any request made by the Agent from time to time, the Borrower will deliver to the Agent a certificate:

(a)	listing the Material Subsidiaries as at the end of the relevant period (or, as the case may be, as at the date specified in the Agent’s request, which date must be not less than 15 nor more than 45 days before the date of the request); and

(b)	setting out in reasonable detail and in a form satisfactory to the Agent the computations necessary to justify the inclusions in, and exclusions from, that list and to demonstrate that all Material Subsidiaries represent in aggregate not less than 70% of the consolidated revenues of the Group for the financial year, half year or quarter, as applicable, in respect of which such accounts were prepared or financial information relates, as the case may be.

18.10 PwC Reports: If and for so long as the Borrower is not Investment Grade, the Borrower will deliver or procure to be delivered to the Agent (in sufficient copies for each of the Banks) as soon as the same become available, but in any event:

(a)	within 30 days after the delivery by the Borrower to the Agent of an updated Liquidity Plan delivered pursuant to Clause 18.5 (Monthly and Quarterly Information) in January, April, July and October of each year, a report of PricewaterhouseCoopers validating such updated Liquidity Plan; and

(b)	the Borrower shall use its best endeavours to ensure that each report referred to in (a) above is addressed either to the Banks and the Borrower or to the Borrower only but accompanied by a “duty of care” or reliance letter in favour of, and in a form reasonably satisfactory to, the Banks.

18.11 PwC Additional Scope: The Borrower has mandated PricewaterhouseCoopers to prepare and shall deliver a report covering those items listed in Schedule 14 (PwC Additional Scope) in accordance with the timetable and on the terms set out in that Schedule.

18.12 Other Information: The Borrower will promptly deliver to the Agent for distribution to the Banks such other information relating to its financial condition or business and to the financial condition or business of any member of the Group as the Agent (or any Bank through the Agent) may from time to time reasonably request.

19.	UNDERTAKINGS

The Borrower undertakes, in relation to itself and, where applicable, each of its Material Subsidiaries and/or each member of the Group that, so long as any sum remains to be lent or remains payable under this Agreement:

19.1 Maintenance of Corporate Existence: The Borrower and each of the Material Subsidiaries will:

(i)	do all things necessary to preserve and keep in full force and effect their respective corporate existence and file all annual returns and financial statements as may be required in their respective jurisdictions of incorporation and in all jurisdictions in which they respectively carry on business; and

(ii)	remain duly qualified to do business in the jurisdictions in which the nature of the business transacted by each of them, respectively, or the character of the material properties owned or leased by each of them, respectively, will require such qualifications, except, in each case, where the failure to be in compliance with the foregoing does not or would not materially and adversely affect its business or undertaking.

19.2 Ranking of Obligations: Its payment obligations under this Agreement rank and will at all times rank at least equally and rateably in all respects with all its unsecured and unsubordinated Indebtedness except for such unsecured Indebtedness as would, by virtue only of the operation of law, be preferred.

19.3 Negative Pledge: The Borrower will not, and will ensure that no other member of the Group will, create or have outstanding any Security on or over their respective Assets, except for:

(a)	Security existing as at the date of the Subordinated Debt Facility Agreement and any replacement of any such Security provided that such replacement Security (x) relates to the same Assets as the Security that is replaced; and (y) secures Indebtedness of the same creditor and represents an extension of the Indebtedness secured thereby (but, except with the prior consent of the Majority Banks, the principal, capital or nominal amount secured by any initial or replacement Security referred to in this paragraph (a) may not be increased beyond the maximum such amount secured by the relevant Security at the date of the Deed of Amendment);

(b)	liens arising solely by operation of law and in the ordinary course of business;

(c)	Security relating to “cautions”, guarantees, surety bonds and any similar transaction in the ordinary course of business and not at any time exceeding in aggregate €10,000,000;

(d)	Security arising in respect of the purchase of machinery and equipment in the ordinary course of business and granted over such assets to secure Indebtedness raised to finance the acquisition thereof;

(e)	Security for taxes or governmental charges contested in good faith and in relation to which adequate reserves have been made;

(f)	Security resulting from the securitisation transactions permitted under Clause 19.4 (Disposals) of this Agreement following the date of the Deed of Amendment;

(g)	Security resulting from financial leases permitted under Clause 19.4 (Disposals) of this Agreement to the extent granted over the relevant leased assets following the date of the Deed of Amendment;

(h)	Security required by law to be created in order to implement the Strategic Plan or T&D;

(i)	Security arising out of title retention provisions in a supplier’s standard conditions of supply of goods acquired by the relevant member of the Group in the ordinary course of its business;

(j)	any Security existing at the time of acquisition on or over any Asset acquired by it (otherwise than from another member of the Group) after the date of this Agreement and not created in contemplation of or in connection with that acquisition (provided that, except with the prior consent of the Majority Banks, the principal, capital or nominal amount secured by any such Security and outstanding at the time of acquisition may not be increased);

(k)	any Security not existing at the time of acquisition on or over any Asset acquired by it (otherwise than from another member of the Group) after the date of the Deed of Amendment and created over the relevant Asset at the time of that acquisition permitted under this Agreement;

(l)	any Security created over Assets acquired after the date of the Deed of Amendment and securing Project Finance Indebtedness provided that the only Assets which are the subject of that Security are Assets which are the subject of the relevant Project;

(m)	Security created in the ordinary course of business over assets having a value, and securing Indebtedness, not exceeding in aggregate €20,000,000 per annum or, if and for so long as the Borrower is Investment Grade, €50,000,000 per annum, for all members of the Group; and

(n)	any other Security created or outstanding with the prior consent of the Majority Banks.

19.4 Disposals:

The Borrower will procure that no member of the Group will (whether by a single transaction or a number of related or unrelated transactions and whether at the same time or over a period of time) Dispose of all or any part of its assets other than Disposals made on arms’ length terms and at fair market value:

(i)	of assets (other than shares in a Material Subsidiary) in the ordinary course of business;

(ii)	of cash, Short-Term Investments and Investments provided such disposals are not prohibited by any other provision of this Agreement;

(iii)	the transfer of title to Assets or receivables to a fonds commun de créance or other entity in the context of an Asset securitisation (titrisation) provided such Assets or receivables are sold for cash;

(iv)	to a Material Subsidiary;

(v)	of assets for the purpose of sale and leaseback transactions to the extent permitted hereunder;

(vi)	of assets solely for the purpose of reducing its existing Vendor Financing commitments;

(vii)	pursuant to a transaction or transactions permitted by Clause 19.8(a) (Acquisitions and Mergers);

(viii)	contemplated in the Strategic Plan or the Protocol;

(ix)	pursuant to a transaction or transactions (i) in respect of which the disposal proceeds shall not exceed an aggregate maximum of €150,000,000 per annum, or (ii) if and for so long as the Borrower is Investment Grade, which do not give rise to a Material Adverse Effect; or

(x)	as permitted with the prior consent of the Majority Banks,

in each case provided that disposals under paragraphs (iii) to (vii) and (ix) inclusive are only permitted so long as no Event of Default or Early Repayment Event has occurred which is continuing.

19.5 Change of Business:

(a)

The Borrower will ensure that there is no material change in the overall nature of the business of the Group taken as a whole (whether by a single transaction or a number of related or unrelated transactions, whether at one time or over a period of time and whether by Disposal, acquisition or otherwise) except by reason of the implementation of the Strategic Plan or the Protocol.

(b)	The Borrower shall not carry on any business other than that of the holding company of the Group and shall not incur any liabilities other than those directly related to such business or the business of the Group.

19.6 Financial Covenants:

(a)	Interest Cover: The Borrower shall procure that the ratio of EBITDA to Consolidated Net Financial Expense will not for any 12 month period ending on the last day of the Borrower’s financial year or half year, commencing 31 March 2005, by reference to the financial statements referred to in Clauses 18.2 (Audited Accounts) and 18.3 (Semi-Annual Information), be less than the ratio specified below in respect of such financial year or half year.

Date (12 month period ending on:)	Ratio
31 March 2005	1.2:1
30 September 2005	1.6:1
31 March 2006	2.5:1

(b)	Consolidated Net Worth: The Borrower shall procure that Consolidated Net Worth shall not, by reference to the financial statements referred to in Clauses 18.2 (Audited Accounts) and 18.3 (Semi-Annual Information) on any date specified in the table below, be less than the amount set out opposite such date in such table provided that this covenant shall cease to apply if and for so long as the Borrower is Investment Grade.

Date	Amount (in millions)
31 March 2004	€1,400
30 September 2004	€1,000
31 March 2005	€1,100
30 September 2005	€850
31 March 2006	€1,150

For the purposes of this paragraph (b) only, it is expressly agreed that Consolidated Net Worth shall include the TSDDRA.

(c)	Total Debt: The Borrower shall procure that the Total Debt of the Consolidated Group as at any quarter end listed below (by reference to each of the financial statements referred to in Clauses 18.2 (Audited Accounts) and 18.3 (Semi-Annual Information) and by reference to the monthly management accounts of the Borrower from time to time) is at no time greater than the amount set out below in respect of the relevant quarter, provided that this covenant shall cease to apply if and for so long as the Borrower is Investment Grade.

Month	Total Debt (in millions)
December 2003	€5,550
March 2004	€4,750
June 2004	€4,850
September2004	€4,800
December 2004	€4,600
March 2005	€4,450
June 2005	€4,650
September 2005	€4,650
December 2005	€4,600
March 2006	€4,450
June 2006	€4,400

For the purposes of this paragraph (c) only, it is expressly agreed that Total Debt shall be calculated excluding the TSDDRA.

(d)	Total Net Debt Leverage: The Borrower shall procure that the Total Net Debt Leverage Ratio of the Consolidated Group in respect of any financial year or half year ending on the dates listed below (by reference to each of the financial statements referred to in Clauses 18.2 (Audited Accounts) and 18.3 (Semi-Annual Information) is at no time greater than the amount set out below in respect of such financial year or half year.

Month	Ratio
March 2005	8.0
September 2005	7.5
March 2006	4.0

For the purposes of this paragraph (d) only, it is expressly agreed that Total Net Debt shall be calculated excluding the TSDDRA.

(e)	Minimum EBITDA: The Borrower shall procure that its EBITDA will not for any 12 month period ending on the last day of the Borrower’s financial year or half year set out in the table below, by reference to the financial statements referred to in Clauses 18.2 (Audited Accounts) and 18.3 (Semi-Annual Information), be less than the amount specified below in respect of such financial year or half year.

Date (12 month period ending on:)	EBITDA (in millions)
31 March 2004	€100
30 September 2004	€230

(f)	Financial Covenant Testing: The financial covenant specified in Clause 19.6(a), (b), (c), (d) and (e) above shall be tested by reference to the Latest

Financial Statements delivered pursuant to Clauses 18.2 (Audited Accounts) and 18.3 (Semi-Annual Information). The financial covenants specified in Clause 19.6(c) (Total Debt) shall be tested by reference to the consolidated financial position of the Borrower on the last day of the relevant calendar month as evidenced by the compliance certificates and other information delivered pursuant to each of Clauses 18.2 (Audited Accounts), 18.3 (Semi-Annual Information), 18.4 (Quarterly Information), 18.5 (Monthly and Quarterly Information) and 18.8 (Quarterly Information) above.

(g)	Financial Covenant Adjustment Following Change in Accounting Principles: If any financial statement of the Borrower delivered or to be delivered to the Agent under Clauses 18.2 (Audited Accounts) or 18.3 (Semi-Annual Information) is not to be or, as the case may be, has not been prepared in accordance with Applicable Accounting Principles used in connection with the Original Financial Statements and including if any change is made to the method of calculating “financial debt” as set out therein (in respect of the Borrower or of any Subsidiary):

(i)	The Borrower shall immediately notify the Agent and the Agent (on behalf of and after consultation with all the Banks) shall negotiate in good faith with a view to agreeing such amendments to the above financial ratios and/or the definitions of the terms used in them as are necessary to give the Banks comparable protection to that contemplated at the date of the Deed of Amendment.

(ii)	If amendments are agreed by the Borrower and the Majority Banks (after consultation with all the Banks) within 25 days, those amendments shall take effect in accordance with the terms of that agreement.

(iii)	If such amendments are not so agreed within 25 days, the Borrower shall:

(A)	within 30 days after the end of that 25 day period; and

(B)	with all subsequent financial statements to be delivered to the Agent under Clauses 18.2 (Audited Accounts) and 18.3 (Semi-Annual Information),

deliver to the Agent, in reasonable detail and in a form satisfactory to the Agent, details of all such adjustments as need be made to the relevant financial statement to bring it into line with Applicable Accounting Principles.

(h)	Financial Covenant Adjustment Following Restructuring: If any restructuring of the Borrower or the Group (including, without limitation, any Disposal) imposed by the European Commission would, but for this paragraph (h), result in the Borrower being in breach of its financial ratios set out in this Clause 19.6:

(i)	The Borrower shall immediately notify the Agent and the Agent (on behalf of and after consultation with all the Banks) shall negotiate in good faith with a view to agreeing such amendments to the relevant ratios and/or the definitions of the terms used in them as are necessary to give the Banks comparable protection to that contemplated at the date of the Deed of Amendment after giving effect to such imposed restructuring.

(ii)	If amendments are agreed by the Borrower and the Majority Banks (after consultation with all the Banks) within 25 Business Days of the notification referred to in (i) above, those amendments shall take effect in accordance with the terms of that agreement. The Banks agree that they shall not be entitled to give a notice to the Borrower under Clause 20.3 (Cancellation/Acceleration) on the basis of the Event of Default referred to in Clause 20.1(c) (Breach of Undertaking) in respect of such breach of the financial ratios resulting from such imposed restructuring until the expiry of such 25 Business Day period and provided that such breach then remains outstanding.

(iii)	Paragraphs (i) and (ii) above shall be without prejudice to the other rights of the Banks under this Agreement save as a result of a breach such as is referred to in the last sentence of paragraph (ii) above.

19.7 Restriction on Subsidiary Indebtedness: The Borrower shall procure that the financial debt of its Subsidiaries shall at no time represent more than 30% of Total Debt. For the avoidance of doubt, for these purposes the “financial debt” of Subsidiaries shall be calculated in the same manner as “financial debt” of the Borrower, as described in the definition of Total Debt.

19.8 Acquisitions and Mergers: The Borrower will procure that, except as permitted by the Majority Banks:

(a)	no member of the Group shall be subject to any reorganisation, restructuring or merger (except for solvent reconstructions within the Group) provided that (i) in the case of mergers involving the Borrower or a Material Subsidiary, the surviving entity shall be, respectively, the Borrower or a Material Subsidiary, and (ii) the same does not and is not reasonably likely to have a Material Adverse Effect;

(b)	no member of the Group will make any acquisitions or investments in any business or shares or equivalent other than:

(i)	any transaction required in order to implement the Strategic Plan or the Protocol; and

(ii)	acquisitions or investments (A) not exceeding in aggregate for all members of the Group €100,000,000 per annum, or (B) if and for so long as the

Borrower is Investment Grade, which do not give rise to a Material Adverse Effect.

19.9 Insurances: The Borrower will ensure that there is in effect at all times, insurance cover over its Assets and business and those of its Material Subsidiaries of a type and in an amount which is consistent with good business practice in the relevant industry.

19.10 Loans: The Borrower will procure that no member of the Group will be the creditor of any Financial Commitments other than:

(a)	those existing on the date of the Subordinated Debt Facility Agreement;

(b)	those made after the date of the Deed of Amendment in accordance with cash pooling or other cash or treasury management operations existing before the date of the Deed of Amendment;

(c)	trade credit on normal commercial terms in the ordinary course of its trading activities;

(d)	loans between members of the Group in the ordinary course of business or cash management;

(e)	loans to employees made in accordance with the practice of members of the Group as at the date of the Deed of Amendment; or

(f)	as permitted by the Majority Banks.

19.11 Intellectual Property: The Borrower will procure that it and the Material Subsidiaries will:

(a)	observe and comply with all obligations, laws and regulations applicable to it in its capacity as registered proprietor, beneficial owner, user, licensor or licensee of the Intellectual Property which it requires to conduct its business or any part of it where failure to do so would have or could be reasonably expected to have a Material Adverse Effect or significantly adversely affect the value of any material Intellectual Property of the Group;

(b)	do what is necessary to maintain, register, protect and safeguard the intellectual property required to conduct its business or any part of it where failure to do so would have or could be reasonably expected to have a Material Adverse Effect and not discontinue the use of any of that Intellectual Property nor allow it to be put at risk by becoming generic or by being identified as disreputable if in each case to do so would have or could be reasonably expected to have a Material Adverse Effect; and

(c)	not grant any licence to any person to use the Intellectual Property required to conduct its business or any part of it if to do so would have or could be reasonably expected to have a Material Adverse Effect.

19.12 Compliance with Laws: The Borrower will, and shall ensure that each Material Subsidiary will, make all filings and request all Consents as are necessary or desirable in connection with its business and maintain and comply with (i) all applicable laws, regulations and Consents as are necessary or desirable in connection with its business, and (ii) any Environmental Law and any Environmental Authorisations, except, in each case, to the extent failure would not reasonably be expected in the opinion of the Majority Banks to have a Material Adverse Effect.

19.13 Auditors: The Borrower will procure that neither it nor any Material Subsidiary will:

(a)	appoint any auditors other than firms of international standing and repute;

(b)	make any material change to the accounting policies or practices of the Group, except (i) for the introduction of “cost to cost” accounting practices which may apply to financial statements of the Consolidated Group with effect from 31 March 2004 or (ii) as required by applicable law or regulation.

19.14 Arm’s Length Transactions: The Borrower will procure that no member of the Group will enter into any arrangement or transaction which is not on arm’s length terms in accordance with sound commercial practice and (except in order to implement the Strategic Plan and the Protocol) in the ordinary course of its business.

19.15 Joint Ventures: The Borrower will procure that no member of the Group will enter into or permit to subsist any joint venture, partnership or similar arrangement with any person, other than:

(a)	any joint venture, partnership or similar arrangement subsisting on the date of the Deed of Amendment;

(b)	any such arrangement that is entered into in the ordinary course of business through a limited liability company; or

(c)	any such arrangement that is entered into through a limited liability company and is otherwise permitted under Clause 19.4 (Disposals) or Clause 19.8 (Acquisitions and Mergers),

and no member of the Group shall make any investment or otherwise participate in an entity with unlimited liability.

19.16 Cash Pooling: The Borrower will procure that no change is made to the cash pooling or other cash or treasury management operations of the Group as carried on at the date of the Deed of Amendment which would be likely to have a Material Adverse Effect.

19.17 Capital Expenditure: The Borrower will procure that net capital expenditure of the Consolidated Group for the 12 month period following 30 September 2003 does not exceed €250,000,000 in aggregate (unless otherwise permitted by the Majority Banks).

19.18 Pensions Schemes: The Borrower will procure that all material pension schemes of it and its Material Subsidiaries are fully funded to the extent required by law based on reasonable actuarial assumptions applicable in the jurisdiction in which the relevant pension scheme is maintained.

19.19 Protocol and Others: The Borrower undertakes:

(a)	promptly to inform the Agent of any event or circumstance likely to result in a material change in the assumptions and valuations made by the Borrower in the Liquidity Plan attached to the PwC Report dated 13 November 2003, the latest Liquidity Plan and/or the Strategic Plan;

(b)	to use its best endeavours to ensure that the affairs of the Group are in all respects conducted so as to ensure that the Protocol, the Liquidity Plan attached to the PwC Report dated 13 November 2003 and/or the Strategic Plan are implemented and that each of them is implemented under the best possible conditions (including as to timing); and

(c)	promptly to inform the Agent of any restriction imposed by any competent authority or court on the implementation of the Protocol in all material respects within the timetable contemplated therein.

19.20 Vendor Financing: The Borrower will procure that no new Vendor Financing is provided by any member of the Group after the date of the Deed of Amendment.

19.21 Off-Balance Sheet Undertakings: The Borrower will procure that no member of the Group will enter into any new commitment or assume any additional liability (contingent or actual) in respect of any Financial Commitments unless such commitment or assumption of liability is not contrary to any other provision hereunder.

19.22 No Subsidiary Guarantees in Favour of Borrower: The Borrower will procure that no member of the Group shall give any guarantee in respect of Indebtedness incurred by the Borrower in respect of which it is primarily liable.

19.23 Stay of Action by Other Banks: The Borrower undertakes to obtain, as soon as reasonably practicable, an undertaking in favour of the Borrower substantially on the terms of the provisions of Clause 28.3 (Stay of Action by the Banks) from each of its lenders or other providers of Indebtedness (a Financier) which is not a party to this Agreement, and to deliver to the Agent promptly upon receipt a copy of such undertakings signed by each Financier.

19.24 Copies of TSDD and TSDDRA Terms and Conditions: The Borrower shall provide to the Agent on behalf of the Banks copies of the terms and conditions of the TSDD and the TSDDRA as soon as practicable after the same are agreed.

20.	DEFAULT

20.1 Events of Default: The following are Events of Default:

(a)	Non-Payment: Any failure by the Borrower to pay, when due and in the manner provided, any sum payable under this Agreement, unless the Borrower satisfies the Agent that such non-payment is due solely to administrative error (whether by the Borrower or a bank involved in transferring funds to the Agent) and payment is made within one Business Day of the date on which such payment was due.

(b)	Breach of Representation or Warranty: Any representation, warranty or statement by the Borrower in respect of itself or any of its Subsidiaries in this Agreement or any other documents delivered pursuant hereto is not complied with or is or proves to have been incorrect, in any material respect, when made or deemed repeated.

(c)	Breach of Undertakings, etc.: The Borrower does not perform or comply with any one or more of its undertakings, covenants or other obligations (i) under Clauses 19.9 (Insurances), 19.11 (Intellectual Property) or 19.18 (Pensions Schemes) and, if capable of remedy, the relevant breach is not remedied within 21 days of the date on which the Borrower became aware of the same or (ii) under this Agreement (other than those obligations referred to in (i) of this paragraph 20.1(c)) including, without limitation the financial covenants under Clause 19.6 (Financial Covenants).

(d)	Cross Default: Any other Indebtedness for or in respect of Financial Commitments of the Borrower or any Material Subsidiary or any other Indebtedness of any of them to a bank or financial institution (other than Group Guarantees given in accordance with the provisions of the definition “Project Finance Indebtedness”), is or is declared to be or is capable of being rendered due and payable before its normal maturity by reason of any actual or potential default, event of default or the like (however described) or is not paid when due nor within any applicable grace period in any agreement relating to that Indebtedness, provided that no Event of Default under this Clause 20.1(d) will occur in respect of any such Indebtedness in respect of which a declaration that it has become due and payable is being contested by the relevant borrower in good faith before the competent courts and in respect of which the Borrower has provided to the Agent, within 10 days of such declaration, opinions from two leading international law firms that the relevant borrower has good grounds for taking such a position and a certificate stating that the relevant borrower has established adequate reserves in respect of such Indebtedness, and further provided that no Event of Default will occur under this Clause 20.1(d):

(i)	unless and until the aggregate amount of the Indebtedness (whether of one or more Persons) in respect of which one or more of the events mentioned above in this Clause 20.1(d) has/have occurred equals or exceeds €35 million or its equivalent (as reasonably determined by the Agent);

(ii)	if the Indebtedness in question arises under any of the Extended Facility Agreements, unless Indebtedness thereunder is subject to a payment default or acceleration in which case such default or acceleration will constitute an Event of Default under this Clause 20.1(d); or

(iii)	by reason of an Excluded Default.

(e)	Insolvency: The Borrower, any Material Subsidiary or any other member of the Consolidated Group (provided, in the case of such other member of the Consolidated Group, such event has or could have a Material Adverse Effect) is (or is held by a court of competent jurisdiction to be) insolvent or unable to pay its debts as they become due, or becomes the subject of an Insolvency Proceeding.

(f)	Enforcement Proceedings: Any of the enforcement proceedings provided for under the French Law no. 91.650 of 9 July 1991 or any distress, attachment, execution or other legal process affects, is levied, enforced or sued out on or against the Assets of the Borrower, any Material Subsidiary, or any other member of the Group if it has or could have a Material Adverse Effect.

(g)	Security Enforceable: Any Security on or over the Assets of the Borrower, any Material Subsidiary or any other member of the Group becomes enforceable and any step (including the taking of possession or the appointment of a receiver, manager or similar person) is taken to enforce that Security which has or could have a Material Adverse Effect.

(h)	Winding-up: Any step is taken by any Person with a view to the Winding-up of the Borrower or any other member of the Group (provided that, in the case of such other member of the Group, such event has or could have a Material Adverse Effect), or any of them ceases or threatens to cease to carry on all or a substantial part of its business, except, in the case of any other member of the Group, for the purpose of and followed by a solvent intra-group reconstruction, amalgamation, reorganisation, merger or consolidation, or otherwise where such Winding-up is vexatious or frivolous and it is discharged within 30 days of such step being taken.

(i)	Litigation: Any litigation, arbitration or administrative or regulatory proceeding is commenced by or against the Borrower or any Material Subsidiary which could reasonably be expected to be adversely determined and, if so determined, could reasonably be expected to have (whether by itself or together with any related claims) a Material Adverse Effect in the opinion of the Majority Banks.

(j)	Audit Qualification: The Auditors qualify their report on any audited consolidated financial statements of the Borrower other than with a qualification of a minor nature or of a technical nature which is immaterial.

(k)	Change of Control: Control of the Borrower is acquired by any Person, or any group of connected Persons acting in concert acquires any of the capital or voting rights of the Borrower resulting in such Person or persons holding more than 50% of such capital or voting rights.

(l)	Illegality or Invalidity: (i) It is or will become unlawful for the Borrower to perform or comply with any one or more of its obligations under this Agreement, or (ii) any one or more of the Borrower’s obligations under this Agreement are or become invalid, and in each case the Majority Banks determine that the unlawfulness of the relevant obligation(s) is material.

(m)	Analogous Events: Any event occurs which, under the laws of any relevant jurisdiction, has an analogous or equivalent effect to any event mentioned in Clauses 20.1(e) (Insolvency), 20.1(f) (Enforcement Proceedings) or 20.1(h) (Winding-up).

(n)	Material Adverse Change: Any event occurs or circumstance arises which the Majority Banks determine gives reasonable grounds for believing that a Material Adverse Effect has occurred since the date of the Subordinated Debt Facility Agreement.

(o)	PwC Report: The Majority Banks determine, on the basis of the latest PwC Report, that any event has occurred or circumstance arisen which has or is likely to have a Material Adverse Effect. However, if the relevant event or circumstance results primarily from any condition imposed by the European Commission subject to which it will authorise the implementation of the Protocol, the term “Material Adverse Effect” shall for the purposes of this paragraph have the meaning ascribed to it in Clause 20.2(b) (Implementation of the Protocol) and the first sentence of this paragraph shall be read without the words “or is likely to have”.

20.2 Early Repayment Events: The following are Early Repayment Events:

(a)	Failure to Receive T&D Purchase Price: The Borrower has not received, by the dates set out in the T&D Letter, the amounts set out therein and in particular the Borrower has not received the actual net cash proceeds to be received by it at closing of T&D and which are set out in paragraph 5 of the T&D Letter by no later than 12 January 2004.

(b)	Implementation of the Protocol: the Majority Banks determine that the satisfaction of any condition subject to which the European Commission will authorise the implementation of the Protocol has a Material Adverse Effect, provided that for the purposes of this paragraph only, Material Adverse Effect shall mean any event or circumstance which has a material adverse effect (a) on the financial condition of the Group taken as a whole, or (b) on the ability of the Borrower to perform and comply with its obligations under this Agreement.

(c)	Failure to Implement the Protocol: Any party to the Protocol fails to perform or maintain compliance with any of its obligations under the Protocol.

20.3 Cancellation/Acceleration: If at any time and for any reason (and whether within or beyond the control of the Borrower) any Event of Default or Early Repayment Event has occurred and is subsisting, the Agent, if so instructed by the Majority Banks, shall by notice to the Borrower declare:

(a)	the Commitments to be cancelled, whereupon they shall immediately be cancelled;

(b)	in the case of an Event of Default, all Advances, all unpaid accrued interest and fees and any other sum then payable under this Agreement to be immediately due and payable, whereupon they shall become so due and payable; and/or

(c)	in the case of an Early Repayment Event, all Advances, all unpaid accrued interest and fees and any other sum then payable under this Agreement to be due and payable on the earlier of (i) the seventh Business Day after delivery of that notice and (ii) the next interest payment date, whereupon they shall become so due and payable.

21.	DEFAULT INTEREST

21.1 Interest on Overdue Sums: If the Borrower does not pay any sum payable under this Agreement when due, it shall pay interest on the amount from time to time outstanding in respect of that overdue sum for the period beginning on its due date and ending on the date of its receipt by the Agent (both before and after judgement) in accordance with this Clause 21. For the purpose of this Clause 21, if any payment is received by the Agent on the due date, but too late to be made available by the Agent on that due date to the Person(s) entitled to it under Clause 16.5 (Distribution to Banks), that payment shall be deemed to be received on the next Business Day (but the Agent will give credit to the Borrower for any interest earned by the Agent on the relevant sum pending distribution to such Person(s)).

21.2 Default Interest Periods and Rates: Interest under this Clause 21 shall be calculated by reference to successive Default Interest Periods, each of which (other than the first, which shall begin on the due date) shall begin on the last day of the previous one. Each such Default Interest Period shall be of three months or such shorter period as the Agent may from time to time select and the rate of interest applicable for all or any part of a particular Default Interest Period shall be the rate per annum equal to the sum of 1% and the rate which would be applicable to that overdue sum for (or, as the case may be, for that part of) that Default Interest Period under Clause 8.2 (Normal Interest Rate) if that overdue sum were a non-overdue Advance, except as follows:

(a)	Subject to Clauses 21.2(b) and 21.2(c), until the first Business Day after the Agent first becomes aware of the relevant default, the Agent may require that each Default Interest Period relating to the relevant overdue sum shall be an “overnight” period beginning on one Business Day and ending on the next. The rate of interest for a particular “overnight” period shall be the rate per annum equal to the sum of 1%, the relevant Margin, the Mandatory Costs and, as the case may be, EONIA or LIBOR for that Default Interest Period.

(b)	If the overdue sum is of principal of an Advance and becomes due before the Repayment Date of that Advance, the first Default Interest Period applicable to that overdue sum shall end on that Repayment Date and the rate of interest applicable to that sum for that Default Interest Period shall be the rate per annum equal to the sum of 1% and the rate applicable to it immediately before it became due.

(c)	If any event mentioned in Clause 14.1 (Triggering Events) occurs in relation to any Default Interest Period applicable to an overdue sum, the rate of interest payable on each Person’s share of that sum for all or any part of that Default Interest Period shall be the sum of 1%, the relevant Margin, the Mandatory Costs and the cost to that Person (as certified by it and expressed as a rate per annum) of funding its share during that Default Interest Period by whatever means it determines to be appropriate.

(d)	Any Default Interest Period which would otherwise end on a non-Business Day shall instead end on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

21.3 Payment and Compounding of Default Interest: Interest accrued under this Clause 21 shall be due on demand by the Agent but, if not previously demanded, shall be paid when due in accordance with Clause 8.4. If not paid when due, the interest shall be added to the overdue sum and itself bear interest accordingly, to the fullest extent permitted by French law.

22.	INDEMNITIES

22.1 Miscellaneous Indemnities: The Borrower shall on demand and, on receipt of written justification, indemnify the Agent, each Arranger and each Bank against any funding or other reasonable cost, loss, expense or liability sustained or incurred by it as a result of:

(a)	an Advance not being made by reason of non-fulfilment of any of the conditions in Clause 4.1 (Drawdown Conditions) or the Borrower purporting to revoke a notice requesting an Advance;

(b)	the occurrence or continuance of any Event of Default or Early Repayment Event;

(c)	the receipt or recovery by any party (or the Agent on its behalf) of all or any part of an Advance or overdue sum otherwise than on the Repayment Date of that Advance or the last day of a Default Interest Period relating to that overdue sum;

(d)	an Advance not being made in the Optional Currency requested by the Borrower (or being made in euro instead) by reason of the operation of Clause 9.4 (Changes in Conditions); or

(e)	any Bank’s Commitment being cancelled as provided in the first sentence of Clause 7.2 (Of Certain Banks).

22.2 Broken Funding Costs: In the case of Clauses 22.1(a) and 22.1(c) above, the amount payable shall in any event include the amount (if any) by which:

(a)	the amount of interest which the relevant Person is able to obtain by placing an amount equal to its share of the relevant Advance or overdue sum or (as the case may be) of the relevant amount so received or recovered on deposit in the Inter-bank Market, for the remainder of the relevant Term or Default Interest Period, as soon as reasonably practicable after it becomes aware that the relevant Advance is not being made or (as the case may be) of the relevant event referred to in Clause 22.1(a) or 22.1(c)

is less than:

(b)	the amount of interest which, in accordance with the expressed terms of this Agreement, would otherwise be payable to that Person on its share of that Advance for its Term or Default Interest Period or (as the case may be) of the relevant amount for the remainder of the relevant Term or Default Interest Period.

22.3 Currency Indemnity:

(a)	In respect of any sum payable by the Borrower under or in connection with this Agreement, including damages, the currency specified in Clause 16.3 (Currency of Payments) in respect of that sum (the Currency of Account) shall be the sole currency of account and payment.

(b)	Any amount received or recovered in a currency other than the relevant Currency of Account (whether as a result of, or of the enforcement of, a judgment or order of a court of any jurisdiction, in the Winding-up of the Borrower or otherwise) by the Agent or any Arranger or Bank in respect of any sum expressed to be due to it from the Borrower under this Agreement shall only discharge the Borrower to the extent of the amount in that Currency of Account which the recipient is able, in accordance with its usual practice, to purchase with the amount so received or recovered in that other currency on the date of that receipt or recovery (or, if it is not practicable to make that purchase on that date, on the first date on which it is practicable to do so).

(c)	If that amount in that Currency of Account is less than the amount expressed to be due to the recipient under this Agreement, the Borrower shall indemnify it against any loss sustained by it as a result. In any event, the Borrower shall indemnify the recipient against the cost of making any such purchase. For the purpose of this Clause 22.3, it will be sufficient for the Agent, Arranger or Bank, as the case may be, to demonstrate that it would have suffered a loss had an actual exchange or purchase been made.

22.4 Indemnities Separate: Each of the indemnities in this Agreement constitutes a separate and independent obligation from the other obligations in this Agreement, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by the Agent, any Arranger and/or any Bank and shall continue in full force and effect despite any judgment, order, claim or proof for a liquidated amount in respect of any sum due under this Agreement or any other judgment or order.

23.	THE AGENT AND ARRANGERS

23.1 Appointment of Agent: Each Bank irrevocably appoints the Agent to act as its agent for the purpose of this Agreement and authorises it to perform the functions specifically delegated to it by this Agreement and such other functions as are reasonably incidental. However, the Agent may not begin any legal action or proceeding in the name of a Bank without its consent. The relationship between the Agent and the Banks is of agent and principal only. The Agent shall not be a trustee or fiduciary for any Bank, nor an agent, trustee or fiduciary for the Borrower, under or in relation to this Agreement.

23.2 Agent’s Duties: The Agent shall:

(a)	promptly send to each Bank details of each communication received by it in its capacity as Agent from the Borrower under this Agreement, except that details of any communication relating to a particular Bank shall be sent to that Bank only;

(b)	promptly send to each Bank a copy of any legal opinion delivered under this Agreement and of any document or information received by it under Clause 18 (Information);

(c)	subject to the other provisions of this Clause 23, act in accordance with any instructions from the Majority Banks; and

(d)	have only those obligations and responsibilities, of a solely mechanical and administrative nature, expressly specified in this Agreement.

23.3 Agent’s Rights: The Agent may:

(a)	perform any of its functions under this Agreement by or through its personnel or agents;

(b)	refrain from exercising any right, power or discretion under this Agreement until it has received instructions from the Majority Banks as to whether (and, if so, how) it is to be exercised and shall in all cases be fully protected when acting, or (if so instructed) refraining from acting, in accordance with instructions from the Majority Banks;

(c)

treat (a) the Bank which makes available any share of an Advance as the Person entitled to repayment of that share unless all or part of it has been novated (or the Agent has received notice of assignment of all or part of it) in accordance with Clause 27.3 (Banks) and (b) the office notified by a Bank to the Agent for this purpose before the signing of this Agreement (or, as the case may be, set out in the relevant Novation Notice or notice of assignment) as its Facility Office unless the Agent has received from that Bank a notice of change of Facility Office in accordance with Clause 27.4 (Facility Offices).

The Agent may act on any such notice until it is superseded by a further notice;

(d)	refrain from disclosing any document or information if such disclosure (and may refrain from doing anything else which) would or might in its opinion be contrary to any law or Directive, be a breach of any duty of secrecy or confidentiality or otherwise render it liable to any Person and may do anything which is in its opinion necessary to comply with any law or Directive;

(e)	assume that no Event of Default, Potential Event of Default or Early Repayment Event has occurred unless an officer of the Agent, in performing the Agent’s functions under this Agreement, is notified of the contrary or in relation to payments only, acquires actual knowledge to the contrary; and

(f)	refrain from taking any step (or further step) to protect or enforce the rights of any Person under this Agreement until it has been indemnified (or received confirmation that it will be so indemnified) and/or secured to its satisfaction against any and all costs, losses, expenses or liabilities (including legal fees) which it would or might sustain or incur as a result.

23.4 Rights of Agent and Arrangers: The Agent and each Arranger (and, in the case of Clauses 23.4(d) and 23.4(e), each of their respective Affiliates) may:

(a)	rely on any communication or document believed by it, acting reasonably, to be genuine;

(b)	rely as to any matter of fact which might reasonably be expected to be within the knowledge of the Borrower on a statement by or on behalf of the Borrower;

(c)	obtain and pay for such legal or other expert advice or services as may to it seem necessary or desirable and rely on any such advice;

(d)	retain for its own benefit and without liability to account any fee or other sum receivable by it for its own account; and

(e)	accept deposits from, lend money to, provide any advisory or other services to or engage in any kind of banking or other business with any party to this Agreement or any Affiliate of any party (and, in each case, may do so without liability to account). Without prejudice to the generality of this Clause 23.4(e), neither the Agent, any Arranger nor any of their respective Affiliates shall have any duty to disclose or act on or take into account any document or information of which any of them has knowledge or notice or otherwise becomes aware in the course of doing anything permitted by this Clause 23.4(e) and, in performing its duties, obligations and responsibilities as Agent, the Agent shall be entitled to ignore any such document or information which is not publicly available.

23.5 Exoneration of Agent and Arrangers: Neither the Agent nor any Arranger nor any of their respective personnel or agents shall be:

(a)	responsible for the adequacy, accuracy, completeness or reasonableness of any representation, warranty, statement, projection, assumption or information in the Information Package, this Agreement or any notice or other document delivered under or in connection with this Agreement;

(b)	responsible for the execution, delivery, validity, legality, adequacy, enforceability or admissibility in evidence of this Agreement or any such notice or other document;

(c)	obliged to enquire as to the occurrence or continuation of an Event of Default, Potential Event of Default or Early Repayment Event; or

(d)	liable for anything done or not done by it or any of them under or in connection with this Agreement save in the case of its or their own gross negligence or wilful misconduct.

Save (in the case of the Arrangers only) as expressly provided in Clause 10.2 (Arrangement Fee), none of the Arrangers shall have any duty, obligation or responsibility under or in connection with this Agreement.

23.6 Agent and Arrangers as Banks: The Agent and each Arranger shall have the same rights and powers with respect to its Commitment and share of the Advances (if any) as any other Bank and may exercise those rights and powers as if it were not also acting as Agent or, as the case may be, as Arranger.

23.7 Non-Reliance on Agent and Arrangers: Each Bank confirms that it has itself been, and will at all times continue to be, solely responsible for making its own independent investigation and appraisal of the business, financial condition, prospects, creditworthiness, status and affairs of the Borrower or any Subsidiary of the Borrower and has not relied, and will not at any time rely, on the Agent and/or any Arranger and/or any other Bank:

(a)	to provide it with any information relating to the business, financial condition, prospects, creditworthiness, status or affairs of the Borrower, any Subsidiary of the Borrower or any other Person, whether coming into its possession before or after the making of any Advance (except, in the case of the Agent, as stated in Clause 23.2 (Agent’s Duties));

(b)	to check or enquire into the adequacy, accuracy, completeness or reasonableness of any representation, warranty, statement, projection, assumption or information at any time provided by or on behalf of the Borrower, any Subsidiary of the Borrower or any other Person under or in connection with this Agreement (whether or not that information has been or is at any time circulated to it by the Agent and/or any Manager), including any contained in the Information Package; or

(c)	to assess or keep under review the business, financial condition, prospects, creditworthiness, status or affairs of the Borrower, any Subsidiary of the Borrower or any other Person.

23.8 Indemnity to Arrangers and Agent: To the extent that the Borrower does not do so on demand or is not obliged to do so, each Bank shall on demand indemnify the Arrangers and the Agent in the proportion borne by its Outstandings to all the Outstandings at the relevant time (or, if there are then no Outstandings, in the proportion borne by its Commitment to the Total Commitments) against any cost, expense or liability mentioned in Clause 25 (Expenses and Stamp Duty) or sustained or incurred by the Agent in complying with any instructions from the Majority Banks or otherwise sustained or incurred by the Arrangers or the Agent in connection with this Agreement or their respective duties, obligations and responsibilities under this Agreement except to the extent that they are sustained or incurred as a result of the gross negligence or wilful misconduct of the Agent or any Arranger or any of their respective personnel or agents.

23.9 Resignation of Agent: Notwithstanding the irrevocable appointments in Clauses 23.1 (Appointment of Agent) and 23.11 (Novation Notice), the Agent may resign at any time (after consultation with the Borrower) if it gives at least seven days’ notice to the Borrower and the Banks. However, no resignation shall be effective until the successor has been appointed and accepted its appointment in accordance with this Clause 23.9. The Agent may in its notice of resignation appoint any of its Affiliates with an office in Paris as its successor. If it does not do so, the Majority Banks, after consultation with the Borrower, unless an event referred to in Clause 20.3 (Cancellation/Acceleration) has occurred, may appoint a successor. If the relevant successor has not been so appointed and accepted its appointment within 15 days after the date of the notice of resignation, the resigning Agent may appoint any reputable bank or financial institution with an office in Paris (whether or not an Affiliate of the Agent) to be its successor. Any appointment of a successor must be in writing, signed by the Person(s) appointing that successor and delivered to that successor. Any acceptance of such appointment must be in writing, signed by the Person appointed and delivered to the Person(s) appointing that successor. The other parties to this Agreement shall be promptly informed of the acceptance by a successor Agent. Upon the successor accepting its appointment, the resigning Agent shall be automatically discharged from any further obligation under this Agreement and its successor and each of the other parties to this Agreement shall have the same rights and obligations among themselves as they would have had if the successor had been the original Agent party to this Agreement. The resigning Agent shall provide its successor with (or with copies of) such of its records as its successor requires to carry out its functions under this Agreement.

23.10 The Majority Banks may, by giving 30 days’ prior written notice to the Agent, remove the Agent from its appointment as such hereunder. The Majority Banks may appoint (after consultation with the Borrower) a successor Agent provided that such successor is a reputable bank or financial institution with an office in Paris. If the Banks have not, within 30 days after such notice of removal, appointed a successor Agent which shall have accepted such appointment, the retiring Agent shall have the right to appoint (after consultation with the Borrower) a successor Agent, in accordance with Clause 23.9 (Resignation of Agent).

23.11 Novation Notice: The Borrower, each Arranger and each Bank (except for a Bank voluntarily seeking the relevant novation in accordance with Clause 27.3 (Banks)) irrevocably authorise the Agent to sign each Novation Notice on their behalf.

23.12 Agency Department: In the exercise of its functions the Agent shall be treated as acting through an agency department separate from any of its other departments or services, and any information received by such other departments or services will not be treated as known by the Agent unless communicated to it in its capacity as such.

24.	SET-OFF/PRO RATA SHARING

24.1 Set-Off: The Borrower authorises any other party to this Agreement (but only so long as an Event of Default, Potential Event of Default or an Early Repayment Event has occurred and is continuing) to apply (without prior notice) any credit balance (whether or not then due) to which it is at any time beneficially entitled on any account at, any sum held to its order by and/or any liability to it of, any office of that party in or towards satisfaction of any sum then due from it to that party under this Agreement and unpaid and, for that purpose, to convert one currency into another at the rate of exchange obtained by such party in accordance with its usual practice (but so that nothing in this Clause 24.1 shall be effective to create a charge). No party shall be obliged to exercise any of its rights under this Clause 24.1, which shall be without prejudice and in addition to any right of set-off, combination of accounts, lien or other right to which it is at any time otherwise entitled (whether by operation of law, contract or otherwise).

24.2 Pro Rata Sharing: If at any time the proportion received or recovered (whether by direct payment, by exercise of any right of set-off, combination of accounts or lien, or otherwise) by any Bank in respect of the total sum which has become due to it from the Borrower under this Agreement before that time exceeds the proportion received or recovered by the Bank(s) receiving or recovering the smallest proportion (if any), then:

(a)	within two Business Days after receiving a request from the Agent, that Bank shall pay to the Agent an amount equal to the excess;

(b)	the Agent shall promptly distribute that payment as if it were made by the Borrower; and

(c)	as between the Borrower and the Banks, that excess amount shall be treated as having been paid to the Banks to which (and in the proportions in which) it is distributed under Clause 24.2(b), rather than as having been paid to that Bank.

Within two Business Days after any Bank receives or recovers any such sum otherwise than by payment through the Agent, that Bank shall notify the Agent of the amount and currency so received or recovered, how it was received or recovered and whether it represents principal, interest or other sums or in respect of which tranche. If all or part of any amount so received or recovered by that Bank has to be refunded by it (with or without interest), each Bank to whom any part of that amount has been distributed shall (within two Business Days after receiving a request from that Bank)

in turn pay to that Bank its proportionate share of the amount to be refunded and of any interest required to be paid by that Bank on that amount in respect of all or any part of the period from the date of the relevant distribution to the date of that payment to that Bank.

Any amount received or recovered by a Bank under a novation, assignment, sub-participation (or the like) shall be ignored for the purpose of this Clause 24.2 (except to the extent, if any, that such amount is received or recovered from or is, to that Bank’s knowledge, funded by the Borrower or any other member of the Consolidated Group). Furthermore, a Bank shall not be obliged to share any amount which it has received or recovered as a result of taking legal proceedings with any other Bank which had an opportunity to participate in those legal proceedings but did not do so and did not take separate legal proceedings.

25.	EXPENSES AND STAMP DUTY

25.1 Expenses and Stamp Duty: Whether or not any Advance is made, the Borrower shall pay:

(a)	Initial Expenses: on demand, all reasonable costs and expenses (including legal fees and Taxes) incurred by the Banks, the Arrangers and the Agent in connection with the preparation, negotiation, syndication, entry into or advertising of the Information Package and this Agreement from the Arrangers and the Agent to the Borrower), and/or any amendment of, supplement to or waiver or consent in respect of this Agreement requested by or on behalf of the Borrower (whether or not entered into or given);

(b)	Enforcement Expenses: on demand, all costs and expenses (including legal fees and Taxes) incurred by the Agent or any Bank in protecting or enforcing (or attempting to protect or enforce) any right under this Agreement and/or any such amendment, supplement, waiver or consent; and

(c)	Stamp Duty: promptly, and in any event before any interest or penalty becomes payable, any stamp, documentary, registration or similar Tax payable in connection with the entry into, registration, performance, enforcement or admissibility in evidence of this Agreement and/or any such amendment, supplement, waiver or consent, and shall indemnify the Agent, the Arrangers and the Banks against any liability with respect to or resulting from any delay in paying or omission to pay any such Tax.

25.2 Other Expenses: The Borrower shall also, from time to time on demand of the Agent, reimburse it, at such reasonable hourly and/or daily rates as it shall from time to time notify to the Borrower, in respect of management time and/or other resources used by it in connection with any such amendment, supplement, waiver or consent, or complying with any instructions from the Majority Banks, or the protection or enforcement or attempted protection or enforcement of any right under this Agreement and/or any such amendment, supplement, waiver or consent.

26.	CALCULATIONS AND EVIDENCE

26.1 Basis of Calculation: All interest and commitment and utilisation fees shall accrue from day to day and shall be calculated on the basis of the actual number of days elapsed and a year of 360 days or in accordance with the then current market practice in the Inter-bank Market.

26.2 Loan Accounts: The entries made in the accounts maintained by each Bank in accordance with its usual practice shall be prima facie evidence of the existence and amounts of the obligations of the Borrower recorded in them.

26.3 Certificates: A certificate by the Agent or any Arranger or Bank as to any sum payable to it under this Agreement, and any other certificate, determination, notification or the like of the Agent or any Arranger or Bank or the Majority Banks provided for in this Agreement, shall be conclusive save for manifest error. Any such certificate as to any sum shall set out the basis of computation of that sum in reasonable detail but shall not be required to disclose any information reasonably considered to be confidential.

27.	NOVATION

27.1 Benefit and Burden of this Agreement: This Agreement shall benefit and bind the parties, any New Bank in respect of which a Novation Notice becomes effective in accordance with Clause 27.3, their permitted assignees and their respective successors. Any reference in this Agreement to any party shall be construed accordingly.

27.2 Borrower: The Borrower may not assign or transfer all or part of its rights or obligations under this Agreement.

27.3 Banks:

(a)	Any Bank may at any time assign, novate or sub-participate all or part of its share of an Advance, or all or part of its Outstandings/Commitment, to any bank or financial institution with (in the case of assignments and novations) the written consent of the Borrower, such consent not to be unreasonably refused and which consent shall be deemed to have been given unless, within seven Business Days of being requested to consent, the Borrower refuses its consent. However, no consent shall be needed in respect of assignments or novations to any other Bank hereunder or to Affiliates of the transferring Bank or after any notice is sent under Clause 27.3 (Cancellation/Acceleration). A copy of any communications between any Bank and the Borrower in relation to an assignment or novation shall be sent also to the Agent. Any such novation shall be effective on the date specified in the Novation Notice which shall be no earlier than three Business Days after the date on which the Novation Notice was sent to the Agent and shall be made by delivering to the Agent a duly completed and executed Novation Notice whereupon, subject to the terms of that Novation Notice:

(i)	to the extent that in that Novation Notice the relevant Bank seeks to novate its share of an Advance and/or its Commitment, the Borrower and that Bank shall each be released from further obligations to each other and their respective rights against each other shall be cancelled (such rights and obligations being referred to as “discharged rights and obligations”);

(ii)	the Borrower and the relevant New Bank shall each assume new obligations towards each other and/or acquire new rights against each other which differ from the discharged rights and obligations only insofar as the Borrower and that New Bank have assumed and acquired the same in place of the Borrower and that Bank; and

(iii)	the New Bank and the other parties to this Agreement (other than the Borrower) shall acquire the same rights and assume the same obligations between themselves as at the date of novation as they would have acquired and assumed had that New Bank been an original party to this Agreement as a Bank with the rights and/or obligations acquired or assumed by it as a result of that novation (and, to that extent, the original Bank and those other parties shall each be released from further obligations to each other).

(b)	Each Novation Notice or notice of assignment sent to the Agent shall be accompanied by a transfer fee payable to the Agent by the Bank which is being novated to or, as the case may be, making the assignment. Until further notice, that fee (which will be subject to review by the Agent from time to time) will be €1,000 for each novation or assignment.

27.4 Facility Offices: The initial Facility Office of each Bank has been notified by that Bank to the Agent. Any Bank may at any time with the written consent of the Borrower, such consent not to be unreasonably withheld and which consent shall be deemed to have been given unless, within seven Business Days of being requested to consent, the Borrower refuses its consent, change its Facility Office in relation to all or a specified part of its Commitment and/or Outstandings by notifying the Agent of the fax number and address of its new Facility Office, no later than four Business Days prior to the date of any such change.

27.5 Reference Banks:

(a)	If a Reference Bank ceases to have a London, Paris or Brussels Office, as the case may be, or novates or assigns all its rights and obligations under this Agreement or if the Commitment of any Reference Bank is cancelled under Clause 7.2 (Of Certain Banks) or if its Outstandings are prepaid under Clause 6.2 (Of Certain Banks) or Clause 12 (Illegality), it shall be replaced as a Reference Bank by such other Bank with an office in London or Paris, as the case may be, as the Agent (after consultation with the Borrower) shall designate by notice to the Borrower and the Banks.

(b)

If a Reference Bank does not supply a quotation required from it in order to determine EONIA, EURIBOR or LIBOR, as the case may be, pursuant to this Agreement, EONIA, EURIBOR or LIBOR, as the case may be, shall be determined on the basis of the quotations supplied by the remaining Reference Banks.

27.6 Disclosure of Information: The Agent or any Arranger or any Bank may approach and disclose to an actual or potential New Bank, assignee, sub-participant or the like such information about the Borrower or any other Person as it may think fit provided that the person to whom the information is to be given has entered into a confidentiality undertaking in the form set out under Schedule 12.

27.7 Limitation on Certain Obligations of Borrower: If, at the time of any novation or assignment by a Bank or of any change of Facility Office, circumstances exist which would oblige the Borrower to pay to the New Bank or assignee (or, in the case of a change of Facility Office, the relevant Bank) under Clauses 11 (Taxes), 12 (Illegality) or 13 (Increased Costs) any sum in excess of the sum (if any) which it would have been obliged to pay to that Bank under the relevant Clause in the absence of that novation, assignment or change, the Borrower shall not be obliged to pay that excess.

28.	REMEDIES, WAIVERS, AMENDMENTS AND CONSENTS

28.1 No Implied Waivers, Remedies Cumulative: No failure on the part of the Agent or any Arranger or Bank to exercise, and no delay on its part in exercising, any right or remedy under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right or remedy preclude any other or further exercise of that or any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any other rights or remedies (whether provided by law or otherwise).

28.2 Amendments, Waivers and Consents: Any provision of this Agreement may be amended or supplemented only if the Borrower and the Majority Banks so agree in writing and any Event of Default, Potential Event of Default, Early Repayment Event provision or breach of any provision of this Agreement may be waived before or after it occurs only if the Majority Banks so agree in writing but:

(a)	an amendment, supplement or waiver which puts one or more Banks in a better or worse position than one or more other Banks or changes or relates to (a) the Tranche B Available Amount or any Bank’s Commitment or Available Commitment, (b) the Tranche B Maturity Date, (c) the amount or currency of the Advances, (d) the amount or date of any repayment, (e) the length of Terms or Default Interest Periods, (f) a reduction in the Margin or a change in the dates of payment of interest, (g) the conditions precedent referred to in Clause 3, (h) a reduction in the amount or a change in the date(s) of payment of any fee payable under Clause 10, (i) the currency of any payment, (j) the definition of “EONIA”, “EURIBOR”, “LIBOR”, or “Majority Banks”, (k) the provisions of Clause 24 (Set-off/Pro Rata Sharing), (l) the provisions of Clause 31 (Nature of Rights and Obligations), (m) Clause 27.2 (Borrower), (n) any provision expressed to require the consent of all the Banks (whether or not containing any other exceptions) or (p) this Clause 28.2, shall require the agreement of all the Banks and (in the case of an amendment or supplement) the Borrower also; and

(b)	an amendment, supplement or waiver which changes or relates to the rights and/or obligations of the Agent or any Arranger shall require its agreement also.

Any consent by the Agent or any Arranger or Bank or the Majority Banks under this Agreement must also be in writing. Any such waiver or consent may be given subject to any conditions thought fit by the Person giving it and shall be effective only in the instance and for the purpose for which it is given.

28.3 Stay of Action by the Banks: Each Bank agrees (to the extent that it is able to do so in its own name or is not contractually restricted from so agreeing at the date of the Deed of Amendment) that it shall not take any action, or vote in favour of taking any action, in each case, to declare or cause to be declared due and payable any Indebtedness of the Borrower or any member of the Group or to put such Indebtedness on demand before its normal maturity by reason of any Excluded Default in respect of that Indebtedness. However, any actual or potential default, event of default or the like (howsoever described) shall cease to be an Excluded Default if any Person or group of Persons so entitled declares due and payable or puts on demand any Indebtedness of the Borrower or any member of the Group, or cancels or suspends any commitment under any agreement to which the Borrower or any member of the Group is a party. In each case where a Bank is unable to agree in its own name or is contractually restricted from so agreeing at the date of the Deed of Amendment, the relevant Bank, in its capacity as lender or provider of Indebtedness to the Borrower, agrees to use its best endeavours to assist the Borrower in obtaining the undertaking contemplated in Clause 19.23 (Stay of Action by Other Banks).

29.	COMMUNICATIONS

Addresses: Each communication under this Agreement shall be made by fax, telex or otherwise in writing. Each communication or document to be delivered to any party under this Agreement shall be sent to it at the fax number or address, and marked for the attention, if any, from time to time designated by it to the Agent (or, in the case of the Agent, by it to each other party) for the purpose of this Agreement. The initial fax number, address and marking (if any) so designated by the Borrower, the Arrangers and the Agent are set out under its name at the end of this Agreement. Any communication or document from or to the Borrower shall be sent to, by or through the Agent. A copy of any notice delivered to the Borrower by the Agent pursuant to Clause 20.3 shall be sent promptly by the Agent to the Borrower’s legal counsel, the particulars of which shall be communicated by the Borrower to the Agent.

29.1 Deemed Delivery: Any communication from the Borrower shall be irrevocable, and shall not be effective until received by the Agent. Any other communication to any Person shall be conclusively deemed to be received by that Person:

(a)

if sent by fax (and received in legible form) between 9:00 a.m. and 5:00 p.m. (local time in the place to which it is sent) on a working day in that place, when sent or, if sent by fax (and received in legible form) at any other time, at 9:00 a.m. (local time in the place to which it is sent) on the next working day in that place, provided that, in the case of a communication by fax, the Person sending the fax shall have received a transmission receipt; or

(b)	in any other case, when left at the address required by Clause 0 (Addresses) or within five such working days after being put in the post (by airmail if to another country) postage prepaid and addressed to it at that address.

For this purpose, working days are days other than Saturdays, Sundays and bank holidays.

29.2 Electronic Communication:

(a)	Any communication to be made between the Agent and a Bank under or in connection with this Agreement may be made by electronic mail or other electronic means, if the Agent and the relevant Bank:

(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their electronic mail address or any other such information supplied by them.

(b)	Any electronic communication made between the Agent and a Bank will be effective only when actually received in readable form and in the case of any electronic communication made by a Bank to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

29.3 Language: All communications and documents shall, if so required by the Agent, either be in English or French or accompanied by a certified translation into English or French by a translator acceptable to the Agent. If there is a conflict, the English or French translation shall prevail over the original language version.

29.4 Use of Website:

(a)	Any information provided at any time by the Borrower to the Agent pursuant to Clause 18 (Information) may be copied and placed onto a secure website to which access will be given by the Agent to each Bank. The Borrower may satisfy its obligation under this Agreement to deliver any information in relation to those Banks (the Website Banks) who accept this method of communication by posting this information onto an electronic web site designated by the Borrower and the Agent (the Designated Website) if:

(i)	the Agent expressly agrees (after consultation with each of the Banks) that it will accept communication of the information by this method;

(ii)	both the Borrower and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)	the information is in a format previously agreed between the Borrower and the Agent.

If any Bank (a Paper Form Bank) does not agree to the delivery of information electronically then the Agent shall notify the Borrower accordingly and the Borrower shall supply the information to the Agent (in sufficient copies for each Paper Form Bank) in paper form. In any event the Borrower shall supply the Agent with at least one copy in paper form of any information required to be provided by it.

(b)	The Agent shall supply each Website Bank with the address of and any relevant password specifications for the Designated Website following designation of that website by the Borrower and the Agent.

(c)	The Borrower shall promptly upon becoming aware of its occurrence notify the Agent if:

(i)	the Designated Website cannot be accessed due to technical failure;

(ii)	the password specifications for the Designated Website change;

(iii)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)	the Borrower becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

(d)	If the Borrower notifies the Agent under paragraph (c)(i) or paragraph (c)(v) above, all information to be provided by the Borrower under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each Website Bank is satisfied that the circumstances giving rise to the notification are no longer continuing.

(e)	Any Website Bank may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Borrower shall comply with any such request within 10 Business Days.

30.	PARTIAL INVALIDITY

The illegality, invalidity or unenforceability of any provision of this Agreement under the law of any jurisdiction shall not affect its legality, validity or enforceability under the law of any other jurisdiction nor the legality, validity or enforceability of any other provision.

31.	NATURE OF RIGHTS AND OBLIGATIONS

31.1 Obligations Several: The obligations of the Banks are several. No party to this Agreement shall be responsible for the obligations of any other party. The failure of a Bank to perform its obligations shall not release any other party from its obligations.

31.2 Rights Several: The rights of the Banks are also several and, for the avoidance of doubt, each Bank may separately enforce its rights under this Agreement. The amount at any time owing by the Borrower to any party under this Agreement shall be a separate and independent debt from the amount owing to any other party.

31.3 Continuation of Certain Obligations: The obligations of any party under or in respect of Clauses 11 (Taxes), 13 (Increased Costs), 21 (Default Interest), 22 (Indemnities), 23.8 (Indemnity to Arrangers and Agent), 24 (Set-off/Pro Rata Sharing) and 25 (Expenses and Stamp Duty) shall continue even after all the Commitments have terminated and all the Advances have been repaid or prepaid.

32.	CONFIDENTIALITY UNDERTAKING

32.1 Each of the Banks undertakes to keep the Confidential Information confidential and not to disclose it to anyone except as provided for by Clause 32.2 (Permitted Disclosure), to ensure that the Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information, and to use the Confidential Information solely for the purposes of this Agreement.

32.2 Permitted Disclosure: The Borrower acknowledges and agrees that the Banks (or any of them) may disclose Confidential Information:

(a)	to their Affiliates and their officers, directors, employees and professional advisers to the extent strictly necessary for the purposes of this Agreement and to any auditors of any such Affiliate;

(b)	where requested or required by any court of competent jurisdiction, any arbitration or other legal proceedings or any competent judicial, governmental, supervisory or regulatory authority, (ii) where required by the rules of any stock exchange on which its or the shares or other securities of any Affiliate are listed or (iii) where required by the laws or regulations of any country with jurisdiction over its or the affairs of any Affiliate;

(c)	in connection with any action or proceeding brought by the Agent, any of the Arrangers or any Bank to enforce its rights under or in connection with this Agreement;

(d)	to any prospective assignee which acknowledges and accepts to be bound by the provision of this Clause 32 and which undertakes to use the Confidential Information only for the Permitted Purpose; or

(e)	with the prior written consent of the Borrower.

32.3 Notification of Required Disclosure: Each of the Banks agrees (to the extent permitted by law other than disclosure to any regulatory body made in the normal course of such regulatory body’s supervisory function) to inform the Borrower as soon as possible of any disclosure under Clause 32.2(b) (Permitted Disclosure).

32.4 Insider Dealing: Each of the Banks acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation relating to insider dealing and undertakes not to use any Confidential Information for any unlawful purpose.

32.5 Duration: the confidentiality undertaking of the Banks hereunder shall expire in respect of each Confidential Information three years after it is first delivered to the Banks hereunder.

For the purposes of the foregoing:

Confidential Information means any information to be delivered by the Borrower pursuant to Clause 18.5 (Monthly and Quarterly Information) and pursuant to Clause 18.10 (Other Information) relating to the implementation of the Strategic Plan or the Protocol and which is or has been so provided to each of the Banks (or the Agent on the Banks behalf) by the Borrower, but excludes information that (a) is or becomes public knowledge other than as a direct or indirect result of any breach by any Bank of this Agreement or (b) is known by the Banks (or any of them) before the date the information is disclosed to such Bank(s) by the Borrower or is lawfully obtained by any Bank after that date, other than from a source which is connected with the Borrower and which, in either case, as far as the relevant Bank is aware, has not been obtained in violation of, and is not otherwise subject to, any obligation of confidentiality.

Permitted Purpose means considering and evaluating whether to enter into the Facility;

33.	COUNTERPARTS

This Agreement may be signed in any number of counterparts, all of which taken together and when delivered to the Agent shall constitute one and the same instrument. Any party may enter into this Agreement by signing any such counterpart.

34.	GOVERNING LAW AND JURISDICTION

34.1 Governing Law: This Agreement shall be governed by and construed in accordance with the laws of England.

34.2 English Courts: For the benefit of the Agent, each Arranger and each Bank, all the parties irrevocably agree that the High Court of Justice in England are to have non-exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Agreement and that, accordingly, any legal action or proceedings arising out of or in connection with this Agreement (“Proceedings”) may be brought in that court and the Borrower irrevocably submits to the jurisdiction of such court.

34.3 Other Competent Jurisdiction: Nothing in this Clause 34 shall limit the right of the Agent, any Arranger and/or any Bank to take Proceedings against the Borrower in any other court of competent jurisdiction nor shall the taking of Proceedings in one or more jurisdictions preclude the Agent, any Arranger and/or any Bank from taking Proceedings in any other jurisdiction, whether concurrently or not.

34.4 Venue: The Borrower irrevocably waives any objection which it may at any time have to the laying of the venue of any Proceedings in any court referred to in this Clause 33 and any claim that any such Proceedings have been brought in an inconvenient forum.

34.5 Service of Process:

(a)	The Borrower irrevocably appoints ALSTOM Ltd and its successors to receive, for it and on its behalf, service of process in any Proceedings in England. Such service shall be deemed completed on delivery to the relevant process agent (whether or not it is forwarded to and received by the Borrower). If for any reason a process agent ceases to be able to act as such or no longer has an address in England, as the case may be, the Borrower irrevocably agrees to appoint a substitute process agent acceptable to the Agent, and to deliver to the Agent a copy of the new agent’s acceptance of that appointment, within 30 days.

(b)	The Borrower irrevocably consents to any process in any Proceedings anywhere being served by mailing a copy by registered or certified prepaid airmail post to it in accordance with Clause 29 (Communications). Such service shall become effective 30 days after mailing.

(c)	Nothing shall affect the right to serve process in any other manner permitted by law.

35.	THIRD PARTY RIGHTS

The terms of this Agreement may be enforced and relied upon only by the parties hereto and the operation of the Contracts (Rights of Third Parties) Act 1999 is excluded.

SCHEDULE 1

CONDITIONS PRECEDENT

[Intentionally deleted.]

SCHEDULE 2

CERTIFICATE OF BORROWER

[Intentionally deleted.]

SCHEDULE 3

OPINION OF BORROWER’S LEGAL ADVISERS

[Intentionally deleted.]

SCHEDULE 4

OPINION OF LINKLATERS

[Intentionally deleted.]

SCHEDULE 5

NOVATION NOTICE

To:	[Insert name of Agent]

[Insert address of Agent]

Attention: [•]

ALSTOM €1,110,000,000 Multicurrency Revolving Credit Agreement dated 3 August 2001, as amended by an Amendment Letter of 28 March 2002, amended and restated by a Second Amendment Agreement dated 8 April 2003 and amended and restated by a Deed of Amendment dated 19 December 2003 (the Agreement)

1.1 This Novation Notice relates to the above Agreement. Terms defined in the Agreement have the same meaning in this Novation Notice.

1.2 The undersigned Existing Bank:

(a)	confirms that, to the extent details appear below under the heading “Rights and/or Obligations to be Novated”, those details accurately summarise the rights and/or obligations which are to be novated and which are, upon delivery of this Novation Notice to the Agent (but subject to 3 below), cancelled and discharged in accordance with Clause 27.3 (Banks) of the Agreement;

(b)	confirms that any consent required in accordance with Clause 27.3 (Banks) of the Agreement has been obtained to this novation; and

(c)	gives notice to the undersigned New Bank that the Existing Bank is under no obligation to repurchase all or any part of those rights and/or obligations at any time nor to support any losses suffered by the New Bank.

1.3 The undersigned New Bank agrees that it assumes and acquires new rights and/or obligations in accordance with Clause 27.3 (Banks) of the Agreement on and with effect from [•] 200[•].1

1.4 The undersigned New Bank:

(a)	confirms that, until further notice, its Facility Office and details for communications are as set out below;

(b)	agrees to perform and comply with the obligations expressed to be imposed on it by Clause 27.3 (Banks) of the Agreement as a result of this Novation Notice taking effect;

[1]	Date inserted should be not less than three Business Days after Novation Notice is sent to the Agent

(c)	acknowledges and accepts paragraph Schedule 5 1.2(c) above;

(d)	if not already a Bank, appoints the Agent to act as its agent as provided in the Agreement and agrees to be bound by the Agreement (including, but not limited to, Clause 24 (Set-off/Pro Rata Sharing) and particularly, but not limited to, Clauses 23.5 (Exoneration of Agent and Arrangers), 23.7 (Non-reliance on Agent and Arrangers), 23.8 (Indemnity to Arrangers and Agent) and 32 (Confidentiality Undertaking)); and

(e)	confirms that it is a Qualifying Bank.

1.5 The above confirmations and agreements are given to and for the benefit of and made with each of the other parties to the Agreement.

1.6 The transfer fee payable under Clause 27.3 (Banks) of the Agreement accompanies this Novation Notice.

1.7 This Novation Notice shall be governed by and construed in accordance with the laws of England.

Existing Bank

Name:

By:

Authorised Signatory

Date: • 200•

New Bank

Name:

By:

Authorised Signatory

Date: • 200•

Facility Office

Address:

Fax No:

Attention:

Rights and/or Obligations to be Novated

1.	Existing Bank’s Tranche B Commitment to be novated: €

2.	Existing Bank’s share(s) of Tranche B Advance(s) to be novated: €

Agent

Agreed for and on behalf of itself as Agent and the other parties to the Agreement

Name:

By:

Authorised Signatory

Date: [•] 200[•]

SCHEDULE 6

NOTICE REQUESTING ADVANCE

To:	[Insert name of Agent]

[Insert address of Agent]

Attention: [Insert name of relevant Department or title of relevant officer]

ALSTOM €1,110,000,000 Multicurrency Revolving Credit Agreement dated 3 August 2001, as amended by an Amendment Letter of 28 March 2002, amended and restated by a Second Amendment Agreement dated 8 April 2003 and amended by a Deed of Amendment dated 19 December 2003 (the Agreement).

We refer to the above Agreement between ourselves, the Arrangers and Banks and yourselves as Agent. Terms defined in that Agreement have the same meaning in this notice.

We give you notice that we wish an Advance to be made to us as follows:

Tranche:

Amount:

Currency:

Date:	• 200• (or, if that is not a Business day, the next Business Day)

Term:	• months [or, if that election is ineffective, • months]

The proceeds of the Advance are to be made available to us by credit to [our account/the account of •in favour of ourselves] at •, •, [or, if the Advance is under the terms of the Agreement to be made in euro, to [our account/the account of • in favour of ourselves] at •, •.]

No Event of Default, Potential Event of Default or Early Repayment Event has occurred, or will occur as a result of making this Advance [, other than any waived in accordance with Clause 28.2 (Amendments, Waivers and Consents) of the Agreement] [other than, in each case, an Excluded Default]1. All representations and warranties in Clause 17 (Representations and Warranties) of the Agreement [(except to any extent referred to in Clause 17.1(f) (No Default))] have been complied with [in all material respects]2 and would be correct if repeated today by reference to the circumstances now existing.

[1]	Include in respect of an Advance the sole purpose of which is to repay an existing Advance.

[2]	Include in respect of an Advance the sole purpose of which is to repay an existing Advance.

Dated [•] 200[•]

ALSTOM

By:

Authorised signatory/ies

SCHEDULE 7

TIMETABLES

Notes:	“D”	=	Date on which the Advance is to be made.
	“B”	=	Borrower
	“A”	=	Agent
	“Bk”	=	Bank

Under “Specified Time”, numbers indicate numbers of Business Days. See Clause 1 for meaning.

A Drawdown in Euro

References to time are to Paris time, except where otherwise indicated.

Specified time	Action	Clause References
D - 4 4:00 p.m.	Drawdown request for Term other than one, two, three or six months	4.2
D - 3 10:00 a.m.	Drawdown request to A	4.2
	[If applicable, B and A may agree that A will use new currency to purchase old currency and use proceeds to repay old Advance]	16.6(b)
D - 3 2:00 p.m.	A notifies Bks of request for Term other than one, two, three or six months	4.6
D - 3 5:00 p.m.	A notifies Bks of request (in other cases)	4.6
D - 3 5:00 p.m.	Bks may object to Term other than one, two, three or six months	8.1(b)
D - 2 10:00 a.m.	A notifies B and Bks of any objection	8.1(b)
D - 2 11:00 a.m.	Interest rate set	8.2 and 1.1 (definition of “Rate Fixing Day”)

Specified time	Action	Clause References
D 11:00 a.m.	Bks put A in funds	16.1
D Close of business	A pays funds to B	16.2

B Drawdown in an Optional Currency

References to time are to Paris time, except where otherwise indicated.

Specified time	Action	Clause References
D - 4 10:00 a.m.	Drawdown request to A	4.2
D - 4 11:00 a.m.	A calculates Euro Amount	1.1 (definition of “Euro Amount”)
D - 4 5:00 p.m.	A notifies Bks of request	4.6
D - 3 2:00 p.m.	Bks may object to Term other than one, two, three or six months or Optional Currency requested by B	8.1(b) and 9.2
D - 3 5:00 p.m.	A notifies B and Bks of any objection	8.1(b) and 9.2
D - 2 10:00 a.m.	[If applicable, B and A may agree that A will use new currency to purchase old currency and use proceeds to repay old Advance]	16.6(b)
D - 2 11:00 a.m.*	Interest rate set	8.2 and 1.1 (definition of “Rate Fixing Day”)
D 10:00 a.m.	Bk may notify A of impossibility of Advance being made in Optional Currency	9.2
D 11:00 a.m.	A may notify B of any impossibility in Advance being made in Optional Currency	9.2

*	or such other time or day as is customary for rate fixing the relevant currency

Specified time	Action	Clause References
D Customary time in Place of Payment	Bks put A in funds	16.1
D Close of business (in Place of Payment)	A pays funds to B	16.2

SCHEDULE 8

MANDATORY COSTS

1.1 The Mandatory Cost is an addition to the interest rate to compensate Banks for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

1.2 On the first day of each Term (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the Additional Cost Rate) for each Bank, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Agent as a weighted average of the Banks’ Additional Cost Rates (weighted in proportion to the percentage participation of each Bank in the relevant Advance) and will be expressed as a percentage rate per annum.

1.3 The Additional Cost Rate for any Bank lending from a Facility Office in a Participating Member State will be the percentage notified by that Bank to the Agent as the cost of complying with the minimum reserve requirements of the European Central Bank.

1.4 The Additional Cost Rate for any Bank lending from a Facility Office in the United Kingdom will be calculated by the Agent as follows:

(a)	in relation to a sterling Advance:

AB + C(B - D) + E x 0.01	per cent per annum
100 - (A + C)

(b)	in relation to a Advance in any currency other than sterling:

E x 0.01	per cent per annum
300

Where:

(A)	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Bank is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

(B)	is the percentage rate of interest (excluding the Margin and the Mandatory Cost and, if the Advance is an overdue sum, the additional rate of interest specified in Clause 21 (Default interest)) payable for the relevant Term on the Advance.

(C)	is the percentage (if any) of Eligible Liabilities which that Bank is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

(D)	is the percentage rate per annum payable by the Bank of England to the Agent on interest bearing Special Deposits.

(E)	is the rate of charge payable by that Bank to the Financial Services Authority pursuant to the Fees Regulations (but, for this purpose, ignoring any minimum fee required pursuant to the Fees Regulations) and expressed in pounds per £1,000,000 of the Fee Base of that Bank.

1.5 For the purposes of this Schedule:

(a)	Eligible Liabilities and Special Deposits have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)	Fees Regulations means the Banking Supervision (Fees) Regulations 2001 or such other law or regulation as may be in force from time to time in respect of the payment of fees for banking supervision; and

(c)	Fee Base has the meaning given to it in, and will be calculated in accordance with, the Fees Regulations.

1.6 In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

1.7 Each Bank shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Bank shall supply the following information in writing on or prior to the date on which it becomes a Bank:

(a)	its jurisdiction of incorporation and the jurisdiction of its Facility Office; and

(b)	any other information that the Agent may reasonably require for such purpose.

Each Bank shall promptly notify the Agent in writing of any change to the information provided by it pursuant to this paragraph.

1.8 The percentages or rates of charge of each Bank for the purpose of A, C and E above shall be determined by the Agent based upon the information supplied to it pursuant to paragraph 1.7 above and on the assumption that, unless a Bank notifies the Agent to the contrary, each Bank’s obligations in relation to cash ratio deposits, Special Deposits and the Fees Regulations are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

1.9 The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Bank and shall be entitled to assume that the information provided by any Bank pursuant to paragraphs 1.3 and 1.7 above is true and correct in all respects.

1.10 The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Banks on the basis of the Additional Cost Rate for each Bank based on the information provided by each Bank pursuant to paragraphs 1.3 and 1.7 above.

1.11 Any determination by the Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Bank shall, in the absence of manifest error, be conclusive and binding on all Parties.

1.12 The Agent may from time to time, after consultation with the Borrower and the Banks, determine and notify to all parties to this Agreement any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties to this Agreement.

SCHEDULE 9

LIST OF MATERIAL SUBSIDIARIES

ALSTOM Australia Ltd

ALSTOM Power Holdings Ltd

ALSTOM Brasil Ltda

ALSTOM Canada Inc

ALSTOM Power Centrales

ALSTOM Power Turbomachines

ALSTOM Power SA

ALSTOM T&D SA

ALSTOM Transport SA

Chantiers de l’Atlantique

ALSTOM DDF SA

ALSTOM GmbH

ALSTOM Power Conversion GmbH

ALSTOM LHB GmbH

ALSTOM Energietechnik GmbH

ALSTOM Power AG

ALSTOM Power Generation AG

ALSTOM Power Boiler GmbH

ALSTOM Ferroviaria Spa

ALSTOM Power Italia Spa

ALSTOM KK

ALSTOM Power Asia Pacific Sdn Bdh

ALSTOM Power Mexico SA de CV

ALSTOM Power Monterrey III SA

ALSTOM NV

ALSTOM Transporte, SA

ALSTOM Power Sweden AB

ALSTOM Schweiz AG

ALSTOM Contracting Ltd

ALSTOM Ltd

ALSTOM Power Ltd

ALSTOM Power UK Ltd

ALSTOM UK

ALSTOM UK Holdings Ltd

ALSTOM Power Inc

ALSTOM T&D Inc

(formerly ALSTOM USA Inc)

ALSTOM Transportation Inc

SCHEDULE 10

TAUX EFFECTIF GLOBAL LETTER

ALSTOM

25, Avenue Kléber

75795 Paris Cedex 16

Attention: Mr Marc Haestier

Dear Sirs

ALSTOM €1,110,000,000 Multicurrency Revolving Credit Agreement dated 3 August 2001, as amended by an Amendment Letter of 28 March 2002, amended and restated by a Second Amendment Agreement dated 8 April 2003 and amended and restated by a Deed of Amendment dated 19 December 2003 (the Agreement).

We refer to the Agreement. Terms defined in the Agreement (as amended) have the same meaning when used in this letter. This letter is the Taux Effectif Global letter referred to in Clause 8.5 (Taux Effectif Global) of the Agreement and forms part of the Agreement.

Article L.313-4 and L.313-5 of the Code monétaire et financier (formally article L.313-1 and seq., to R.313-1 and R.313-2 of the Code de la Consommation) (the Code) specifies that the taux effectif global (all-in percentage rate) applicable to a loan be calculated by reference not only to interest (calculated in accordance with the relevant agreement), but by reference also to all costs, expenses, fees and other remuneration of whatever nature.

However, the floating nature of the rate of interest applicable to Advances and the possibility for the Borrower to borrow all or part of the Facility, and to borrow moneys in different currencies, amongst other things, make it impossible to specify a taux effectif global which will apply from the date of entry into effect of the Deed of Amendment until the Final Maturity Date.

As an indication only, we set out below examples of the applicable effective global rate (Taux Effectif Global) referred to in clause 8.5 of the Agreement (Taux Effectif Global), for the purposes of Article L.313-4 of the Code.

We hereby notify you that:

In respect of Tranche B:

On the basis of the three-month EURIBOR calculated on the basis of a 365 day year, for an Advance denominated in €, of [•] per cent on [•] 2003 and on the assumption that the total Tranche B Available Commitments of € [•] remain drawn down in one Advance on the date of [•] 2003 and that such Advance is renewed at the end of each interest period until its full reimbursement on the Tranche B Final Maturity Date, the taux effectif global for Advances under Tranche B under the Agreement (as amended) is [•] per cent.

The above rates are given on an indicative basis and for information only, in order to comply, insofar as possible, with the provisions of article L.313-4 and L.313-5 of the Code and are calculated, inter alia, on the basis (i) that the EURIBOR, expressed as an annual rate, does not vary and remains equal to the rate fixed on dates stated above and (ii) of the commissions and various fees (including legal costs) known as of today’s date payable by you on the terms of the Agreement (as amended).

We should be grateful if you would confirm your understanding of the terms of this letter by signing and returning to us the enclosed copy.

Yours faithfully

BNP Paribas as Agent

By:

We acknowledge the terms of this letter

ALSTOM

SCHEDULE 11

EXISTING SECURITY

Security interests existing as of 19 December 2003

ALSTOM: nil

ALSTOM Holdings:

•	USD 84,150,000 pledged deposit (“dépôt gage-espèces”) in favour of Crédit Agricole Indosuez, related to the ship known as R8 (ex Renaissance).

•	€78,558,120 on escrow account (“convention de dépôt sequestre”) at Société Générale, with EDF and ALSTOM Holdings as counterparties. Related to the sale of ALSTOM’s share in FIGLEC to EDFI.

•	€42,615,277 on pledged deposit (“dépôt de garantie”) in favour of Crédit Lyonnais, corresponding to the level of over-collateralisation required as of 19 December 2003 for the T&D securitisation programme of existing receivables.

SCHEDULE 12

FORM OF CONFIDENTIALITY UNDERTAKING

CONFIDENTIALITY LETTER (SELLER)

[Letterhead of Seller/Seller’s agent/broker]

To:

[insert name of Potential

Purchaser/Purchaser’s agent/broker

Re: € 1,110,000,000 Multicurrency Revolving Credit Agreement dated 3 August 2001, as amended by an Amendment Letter of 28 March 2002, amended and restated by a Second Amendment Agreement dated 8 April 2003 and amended and restated by a Deed of Amendment dated 19 December 2003 (the Agreement)

Borrower:

Date:

Amount:

Agent:

Dear Sirs

We understand that you are considering [acquiring]1 /[arranging the acquisition of]2 an interest in the Agreement (the Acquisition). In consideration of us agreeing to make available to you certain information, by your signature of a copy of this letter you agree as follows:

1. CONFIDENTIALITY UNDERTAKING

You undertake (a) to keep the Confidential Information confidential and not to disclose it to anyone except as provided for by paragraph 2 below and to ensure that the Confidential Information is protected with security measures and a degree of care that would apply to your own confidential information, (b) to use the Confidential

[1]	delete if addressee is acting as broker or agent.

[2]	delete if addressee is acting as principal.

Information only for the Permitted Purpose, (c) to use all reasonable endeavours to ensure that any person to whom you pass any Confidential Information (unless disclosed under paragraph 2[(c)/(d)]3 below) acknowledges and complies with the provisions of this letter as if that person were also a party to it, and (d) not to make enquiries of any member of the Group or any of their officers, directors, employees or professional advisers relating directly or indirectly to the Acquisition.

2. PERMITTED DISCLOSURE

We agree that you may disclose Confidential Information:

(a)	to members of the Purchaser Group and their officers, directors, employees and professional advisers to the extent necessary for the Permitted Purpose and to any auditors of members of the Purchaser Group;

(b)	[subject to the requirements of the Agreement, in accordance with the Permitted Purpose so long as any prospective purchaser has delivered a letter to you in equivalent form to this letter;]

[(b/c)][3]	subject to the requirements of the Agreement, to any person to (or through) whom you assign or transfer (or may potentially assign or transfer) all or any of the rights, benefits and obligations which you may acquire under the Agreement or with (or through) whom you enter into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, the Agreement or the Borrower or any member of the Group so long as that person has delivered a letter to you in equivalent form to this letter; and

[(c/d)][3]	(i) where requested or required by any court of competent jurisdiction or any competent judicial, governmental, supervisory or regulatory body, (ii) where required by the rules of any stock exchange on which the shares or other securities of any member of the Purchaser Group are listed or (iii) where required by the laws or regulations of any country with jurisdiction over the affairs of any member of the Purchaser Group.

3. NOTIFICATION OF REQUIRED OR UNAUTHORISED DISCLOSURE

You agree (to the extent permitted by law) to inform us of the full circumstances of any disclosure under paragraph 2[(c)/(d)]3 or upon becoming aware that Confidential Information has been disclosed in breach of this letter.

4. RETURN OF COPIES

If we so request in writing, you shall return all Confidential Information supplied to you by us and destroy or permanently erase all copies of Confidential Information made by you and use all reasonable endeavours to ensure that anyone to whom you have supplied any Confidential Information destroys or permanently erases such Confidential Information and any copies made by them, in each case save to the

[3]	delete as applicable.

extent that you or the recipients are required to retain any such Confidential Information by any applicable law, rule or regulation or by any competent judicial, governmental, supervisory or regulatory body or in accordance with internal policy, or where the Confidential Information has been disclosed under paragraph 2[(c)/(d)]3 above.

5. CONTINUING OBLIGATIONS

The obligations in this letter are continuing and, in particular, shall survive the termination of any discussions or negotiations between you and us. Notwithstanding the previous sentence, the obligations in this letter shall cease (a) if you become a party to or otherwise acquire (by assignment or sub-participation) an interest, direct or indirect, in the Agreement or (b) twelve months after you have returned all Confidential Information supplied to you by us and destroyed or permanently erased all copies of Confidential Information made by you (other than any such Confidential Information or copies which have been disclosed under paragraph 2 above (other than sub-paragraph 2(a)) or which, pursuant to paragraph 4 above, are not required to be returned or destroyed).

6. NO REPRESENTATION; CONSEQUENCES OF BREACH, ETC

You acknowledge and agree that:

(a)	neither we, [nor our principal] nor any member of the Group nor any of our or their respective officers, employees or advisers (each a Relevant Person) (i) make any representation or warranty, express or implied, as to, or assume any responsibility for, the accuracy, reliability or completeness of any of the Confidential Information or any other information supplied by us or the assumptions on which it is based or (ii) shall be under any obligation to update or correct any inaccuracy in the Confidential Information or any other information supplied by us or be otherwise liable to you or any other person in respect to the Confidential Information or any such information; and

(b)	we [or our principal][4] or members of the Group may be irreparably harmed by the breach of the terms of this Agreement and damages may not be an adequate remedy; each Relevant Person may be granted an injunction or specific performance for any threatened or actual breach of the provisions of this letter by you.

7. NO WAIVER; AMENDMENTS, ETC

This letter sets out the full extent of your obligations of confidentiality owed to us in relation to the information the subject of this letter. No failure or delay in exercising any right, power or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise of any right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privileges hereunder. The terms of

[4]	delete if letter is sent out by the Seller rather than the Seller’s broker or agent.

this letter and your obligations hereunder may only be amended or modified by written agreement between us.

8. INSIDE INFORMATION

You acknowledge that some or all of the Confidential Information (including in particular the information defined as “Confidential Information” under Clause 32 of the Agreement); is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation relating to insider dealing and you undertake not to use any Confidential Information for any unlawful purpose.

9. NATURE OF UNDERTAKINGS

The undertakings given by you under this letter are given to us and (without implying any fiduciary obligations on our part) are also given for the benefit of [our principal,]4 the Borrower and each other member of the Group.

10. THIRD PARTY RIGHTS

(a)	Subject to paragraph 6 and to paragraph 9 the terms of this letter may be enforced and relied upon only by you and us and the operation of the Contracts (Rights of Third Parties) Act 1999 is excluded.

(b)	Notwithstanding any provisions of this letter, the parties to this letter do not require the consent of any Relevant Person to rescind or vary this letter at any time.

11. GOVERNING LAW AND JURISDICTION

This letter (including the agreement constituted by your acknowledgement of its terms) shall be governed by and construed in accordance with the laws of England and the parties submit to the non-exclusive jurisdiction of the English courts.

12. DEFINITIONS

In this letter (including the acknowledgement set out below) terms defined in the Agreement shall, unless the context otherwise requires, have the same meaning and:

Confidential Information means any information relating to the Borrower, the Group, the Agreement and/or the Acquisition provided to you by us or any of our affiliates or advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that (a) is or becomes public knowledge other than as a direct or indirect result of any breach of this letter or (b) is known by you before the date the information is disclosed to you by us or any of our affiliates or advisers or is lawfully obtained by you thereafter, other than from a source which is connected with the Group and which, in either case, as far as you are aware, has not been obtained in violation of, and is not otherwise subject to, any obligation of confidentiality and includes in particular the information defined as “Confidential Information” under Clause 32 (Confidentiality Undertaking) of the Agreement;

Group means the Borrower and each of its holding companies and Subsidiaries and each Subsidiary of each of its holding companies (as each such term is defined in the Companies Act 1985);

Permitted Purpose means [subject to the terms of this letter, passing on information to a prospective purchaser for the purpose of]2 considering and evaluating whether to enter into the Acquisition; and

Purchaser Group means you, each of your holding companies and Subsidiaries and each Subsidiary of each of your holding companies (as each such term is defined in the Companies Act 1985).

Please acknowledge your agreement to the above by signing and returning the enclosed copy.

Yours faithfully

For and on behalf of [Seller/Seller’s agent/broker]

To:	[Seller]
[Seller’s agent/broker]
The Borrower and each other member of the Group

We acknowledge and agree to the above:

For and on behalf of

[Potential Purchaser/Purchaser’s agent/broker]

SCHEDULE 13

EXISTING EVENTS OF DEFAULT

OR POTENTIAL EVENTS OF DEFAULT

1. EXTENDED FACILITY AGREEMENTS:

(i)	€50,000,000 Bilateral Credit Agreement dated 30 April 2002 between the Borrower and BNP Paribas (amended and restated by a First Amendment Agreement dated 25 March 2003 and a Second Amendment Agreement dated 3 July 2003):

A.	Breach of representations and warranties relating to the Liquidity Plan and in particular, deviations therefrom

Clauses 16.1(q)(vi) and (vii) - Group Information - deviations

B.	Events of default relating to the Strategic Plan

Clause 20.1(p) - Strategic Plan - failure to implement Asset Disposals

Clause 20.1(q) - Realisation of Strategic Plan

C.	Breach of financial covenants

Clause 19.1(a) - Consolidated Net Worth

Clause 19.1(b) - Total Debt

Clause 19.1(c) - Total Net Debt

D.	Breach of representations, warranties and events of default relating to material adverse change

Clause 16.1(h) - No Material Adverse Change

Clause 20.1(l) - Material Adverse Change

E.	Breach of representations, warranties and events of default relating to litigation

Clause 16.1(i) - Litigation

Clause 20.1(m) - Litigation

F.	Cross default in respect of any of the breaches referred to in this Schedule

Clause 20.1(d) - Cross Default

(ii)	€25,000,000 (originally €50,000,000) Credit Agreement dated 23 April 2002 between the Borrower and JPMorgan Chase Bank, Paris Branch (amended and restated by a First Amendment Agreement dated 25 March 2003 and a Second Amendment Agreement dated 3 July 2003):

A.	Breach of representations and warranties relating to the Liquidity Plan and in particular, deviations therefrom

Clauses 16.1(q)(vi) and (vii) - Group Information - deviations

B.	Events of default relating to the Strategic Plan

Clause 20.1(p) - Strategic Plan - failure to implement Asset Disposals

Clause 20.1(q) - Realisation of Strategic Plan

C.	Breach of financial covenants

Clause 19.1(a) - Consolidated Net Worth

Clause 19.1(b) - Total Debt

Clause 19.1(c) - Total Net Debt

D.	Breach of representations, warranties and events of default relating to material adverse change

Clause 16.1(h) - No Material Adverse Change

Clause 20.1(l) - Material Adverse Change

E.	Breach of representations, warranties and events of default relating to litigation

Clause 16.1(i) - Litigation

Clause 20.1(m) - Litigation

F.	Cross default in respect of any of the breaches referred to in this Schedule

Clause 20.1(d) - Cross Default

(iii)	€400,000,000 (originally €750,000,000) Revolving Credit Facility Agreement dated 28 March 2002 between, inter alios, the Borrower, BNP Paribas as agent and the banks named therein (amended and restated by a First Amendment Agreement dated 25 March 2003 and a Second Amendment Agreement dated 3 July 2003):

A.	Breach of representations and warranties relating to the Liquidity Plan and in particular, deviations therefrom

Clauses 16.1(q)(vi) and (vii) - Group Information - deviations

B.	Events of default relating to the Strategic Plan

Clause 20.1(p) - Strategic Plan - failure to implement Asset Disposals

Clause 20.1(q) - Realisation of Strategic Plan

C.	Breach of financial covenants

Clause 19.1(a) - Consolidated Net Worth

Clause 19.1(b) - Total Debt

Clause 19.1(c) - Total Net Debt

D.	Breach of representations, warranties and events of default relating to material adverse change

Clause 16.1(h) - No Material Adverse Change

Clause 20.1(l) - Material Adverse Change

E.	Breach of representations, warranties and events of default relating to litigation

Clause 16.1(i) - Litigation

Clause 20.1(m) - Litigation

F.	Cross default in respect of any of the breaches referred to in this Schedule

Clause 20.1(d) - Cross Default

2. THIS AGREEMENT (as it existed after giving effect to the Second Amendment Agreement, but before giving effect to the Deed of Amendment):

A.	Events of default relating to the Strategic Plan

Clause 20.1(j) - Strategic Plan - failure to implement Asset Disposals

Clause 20.1(k) - Realisation of Strategic Plan

B.	Breach of financial covenants

Clause 19.5(a) - Interest Cover

Clause 19.5(b) - Consolidated Net Worth

Clause 19.5(c) - Total Debt

Clause 19.5(d) - Total Net Debt

C.	Breach of representations, warranties and events of default relating to material adverse change

Clause 17.1(j) - No Material Adverse Change

Clause 20.1(p) - Material Adverse Change

D.	Breach of representations and warranties and events of default relating to litigation

Clause 17.1(k) - Litigation

Clause 20.1(i) - Litigation

E.	Cross default in respect of any of the breaches referred to in this Schedule

Clause 20.1(d) - Cross Default

3. €1,250,000,000 CREDIT AGREEMENT OF 19 APRIL 1999

(between, inter alios, the Borrower, BNP Paribas as agent and the banks named therein (amended by an amendment letter dated 17 May 2000 and by an amendment letter dated 28 March 2002 and amended and restated by third amendment agreement dated 8 April 2003)):

A.	Events of default relating to the Strategic Plan

Clause 20.1(j) Strategic Plan - failure to implement Asset Disposals

Clause 20.1(k) - Realisation of Strategic Plan

B.	Breach of financial covenants

Clause 19.5(a) - Interest Cover

Clause 19.5(b) - Consolidated Net Worth

Clause 19.5(c) - Total Debt

Clause 19.5(d) - Total Net Debt

C.	Breach of representations, warranties and events of default relating to material adverse change

Clause 17.1(j) - No Material Adverse Change

Clause 20.1(p) - Material Adverse Change

D.	Breach of representations, warranties and events of default relating to litigation

Clause 17.1(k) - Litigation

Clause 20.1(i) - Litigation

E.	Cross default in respect of any of the breaches referred to in this Schedule

Clause 20.1(d) - Cross Default

5. OTHER FACILITIES AND SECURITISATIONS:

(i)	Breach of financial covenants;

(ii)	breach of representations and warranties and events of default relating to material adverse change;

(iii)	breach of representations and warranties and events of default relating to litigation; and

(iv)	cross default in respect of the breaches referred to in this Schedule,

in each case under the following agreements:

(a)	the Guarantee Facility Agreement dated 12 August 1999 (as amended) between ALSTOM Power Plants Ltd., ALSTOM Holdings and ABB ALSTOM Power as obligors, ALSTOM Power Plants Ltd. as the applicant, Barclays Bank plc as the agent and the banks named therein;

(b)	the Guarantee Facility Agreement dated 13 September 2001 between, inter alios, ALSTOM Holdings and UBS AG;

(c)	the Project known as “Northern Line” dated 18 December 2002 between ALSTOM Holdings, Royal Bank of Scotland (Industrial Leasing) Limited and AssetFinance March (A) Limited;

(d)	the €200,000,000 Loan Agreement dated 18 August 2000 (as amended) between the Borrower and CDC Finance - CDC IXIS;

(e)	the USD 200,000,000 Receivables Purchase Agreement between ALSTOM Power Receivables Corporation and Preferred Receivables Funding Corporation dated 29 September 2000 with a guarantee by ALSTOM Holdings;

(f)	the €205,000,000 Step-Up Floating Rate Notes due 2031 dated 30 March 2001 issued by ALSTOM Holdings together with a Deed of Payment by ALSTOM Holdings relating to preference shares issued by ALSTOM Finance Jersey Limited;

(g)	the €50,000,000 Credit Agreement between ALSTOM Holdings and Dai-Ichi Kangyo Bank Limited dated 30 November 2000;

(h)	the USD 5,580,000 import credit facility and promissory note between ALSTOM Transportation Inc and ALSTOM Brasil LTDA and Banque Sudameris dated 6 February 2001 with a letter of comfort from ALSTOM Holdings;

(i)	the INR 185,000,000 Credit Facility between ALSTOM Power India Limited and Crédit Lyonnais, New Delhi branch dated 18 July 2002 with a letter of comfort from ALSTOM Holdings;

(j)	the €182,485,131.27 sale of receivables by ALSTOM Transport SA to Crédit Agricole Indosuez, BNP Paribas and Société Générale dated 30 September 2002 with a guarantee by ALSTOM Holdings;

(k)	the €268,372,814.33 securitisation of receivables by ALSTOM Transport SA and guaranteed by ALSTOM Holdings and arranged by Bayerische Landesbank dated 24 September 2002;

(l)	the AFB Master Agreement between ALSTOM Holdings and Crédit Agricole Indosuez dated 8 August 1997;

(m)	the ISDA Master Agreement between UBS AG and ALSTOM Holdings dated 20 November 2000;

(n)	the ISDA Master Agreement between The Chase Manhattan Bank and ALSTOM Holdings dated 30 November 2000;

(o)	the ISDA Master Agreement between Standard Chartered Bank and ALSTOM Holdings dated 7 December 2000;

(p)	the ISDA Master Agreement between Nordea Bank Sweden AB (publ) and ALSTOM Holdings dated 20 September 2001;

(q)	the ISDA Master Agreement between Merrill Lynch International Bank Limited and ALSTOM Holdings dated 2 October 2001;

(r)	the ISDA Master Agreement between Royal Bank of Canada and ALSTOM Holdings dated 31 October 2001;

(s)	the ISDA Master Agreement between Merrill Lynch Capital Markets Bank Limited and ALSTOM Holdings dated 16 April 2002;

(t)	the ISDA Master Agreement between CCF and ALSTOM Holdings [to be executed in 2002];

(u)	the ISDA Master Agreement between Citibank N.A. and GEC Alsthom Ltd dated 4 January 1996;

(v)	the €465,700,000 Prepayment Agreement dated 14 June 2002 in relation to Queen Mary 2 between Chantiers de l’Atlantique and Société Générale with a guarantee by ALSTOM Holdings,

and any other agreement or securitisation programme, other than this Agreement, which contain clauses of the type referred to in 4(i), (ii), (iii) or (iv) above to which a Bank is a party with the Borrower or any other member of the Group.

SCHEDULE 14

PWC ADDITIONAL SCOPE

1.	Scope

(a)	Analysis of Alstom’s treasury functions:

(i)	Processes;

(ii)	Adequacy;

(iii)	Controls;

(iv)	Inter-company liabilities;

(v)	Review of accounting policies;

(vi)	Analysis of FX risks;

(vii)	Hedging policies and hedge book review; and

(viii)	Cash management.

The work performed on this subject should include recommendations on areas of improvement.

(b)	Analysis of Cash:

(i)	Location of cash balances;

(ii)	Minimum cash needed;

(iii)	Analysis of and recommendation on trapped cash; and

(iv)	Intra-month balances.

(c)	Analysis of maintenance and discretionary capital expenditures.

(d)	Analysis of restructuring costs.

(e)	Further analysis of working capital elements.

(f)	Analysis of forecasting procedures:

(i)	Recommendations on possible improvements (including balance sheet and P&L items).

2.	Timetable

The above described work began in November 2003 (i.e. after final validation of the Downside Case business plan described in the ALSTOM presentation to certain Banks made on 20 September 2003 ) on the basis of a timetable to be agreed with PWC (it being understood that such work would be completed by no later than September 2004, that conclusions on individual items would be provided as soon as completed, and that quarterly progress reports on the overall assignment would also be provided) and within a total cost of €5,000,000, covering all work performed by PWC from 22 September 2003. This work is to be performed with duty of care to the Banks.

SIGNATORIES

The Borrower

ALSTOM

Fax No: +33 1 47 55 29 22

Attention: Marc Haestier /Olivier Klaric/ Pierre-Jean Bosio

The Arrangers

BNP PARIBAS

Fax No: +33 1 42 98 19 33

Attention: Dominique de Narbonne

CITIBANK INTERNATIONAL plc

Fax No: +44 207 986 8274

Attention: John Stafford

HSBC INVESTMENT BANK plc

Fax No: +44 207 336 9609

Attention: Michael Jester

The Agent

BNP PARIBAS

Fax No: +33 1 42 98 43 17 / 55 24

Attention: Thierry Bonnel

The Banks	Tranche B Commitment
ABN AMRO BANK N.V.	€35,750,000
AUSTRALIA AND NEW ZEALAND BANKING GROUP LIMITED	€8,550,000
BANC OF AMERICA SECURITIES LIMITED	€16,550,000
BANK ONE, NA	€17,550,000
BANQUE DE CHINE, SUCCURSALE DE PARIS (BANK OF CHINA, PARIS BRANCH)	€9,750,000
BARCLAYS BANK PLC	€26,000,000
BNP PARIBAS	€44,850,000
CITIBANK INTERNATIONAL PLC	€44,850,000
CITIGROUP FINANCIAL PRODUCTS INC.	€5,000,000

The Banks	Tranche B Commitment
CREDIT AGRICOLE MUTUEL DE PARIS ET D’ILE DE FRANCE	€35,750,000
CREDIT INDUSTRIEL ET COMMERCIAL	€35,750,000
CREDIT LYONNAIS	€17,550,000
CREDIT SUISSE FIRST BOSTON INTERNATIONAL	€4,000,000
CREDIT SUISSE FIRST BOSTON, NEW YORK BRANCH	€5,000,000
DEUTSCHE BANK AG, LONDON BRANCH	€1,000,000
DEUTSCHE BANK AG, SUCCURSALE DE PARIS	€12,550,000
DEXIA BANQUE BELGIUM S.A.	€17,550,000
DRESDNER BANK AG	€35,750,000
FORTIS BANQUE FRANCE	€17,550,000

The Banks	Tranche B Commitment
HSBC BANK PLC PARIS BRANCH	€20,150,000
HSBC/CCF	€24,700,000
ING BANK (FRANCE) SA	€17,550,000
JPMORGAN CHASE BANK, PARIS BRANCH	€35,750,000
LLOYDS TSB BANK PLC	€35,750,000
NATEXIS BANQUES POPULAIRES	€35,750,000
SOCIETE GENERALE	€35,750,000
SUMITOMO MITSUI BANKING CORPORATION	€35,750,000
THE BANK OF TOKYO-MITSUBISHI, LTD.	€35,750,000
THE ROYAL BANK OF SCOTLAND PLC	€17,550,000

The Banks	Tranche B Commitment
WESTLB AG PARIS BRANCH	€35,750,000

TOTAL COMMITMENTS	€721,500,000